                                                                    EXHIBIT 4(b)


                                 NOTE AGREEMENT

                            Dated as of June 1, 1988

                                 By and Between

                          ALEXANDER ENERGY CORPORATION

                                      And

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                              TABLE OF CONTENTS


SECTION 1.    PURCHASE AND SALE OF NOTES WITH WARRANT

      1.1     Issue of Notes.............................................    1
      1.2     The Closing................................................    3
      1.3     Purchase for Investment....................................    3
      1.4     Failure to Deliver.........................................    4
      1.5     Expenses...................................................    4

SECTION 2.    WARRANTIES AND REPRESENTATIONS

      2.1     Corporate Organization and Authority.......................    5
      2.2     Business...................................................    7
      2.3     Financial Statements.......................................    7
      2.4     Full Disclosure............................................    8
      2.5     Pending Litigation.........................................    9
      2.6     Title to Properties........................................   10
      2.7     Compliance with Law and Other Instruments..................   10
      2.8     No Defaults................................................   11
      2.9     Governmental Consents; Offering of Notes...................   11
      2.10    Taxes......................................................   12
      2.11    Use of Proceeds............................................   12
      2.12    Insurance Coverage.........................................   13
      2.13    Brokers and Finders........................................   13
      2.14    Restrictions on Company and Affiliates.....................   14
      2.15    ERISA......................................................   14
      2.16    Receivables................................................   15
      2.17    Trading With the Enemy Act, Etc.; Holding Company;
                Investment Company.......................................   15
      2.18    Trademarks, Patents, Etc. .................................   16
      2.19    Stock Repurchase Obligation ...............................   16
      2.20    Local Qualification and Taxes..............................   16

SECTION 3.    CLOSING CONDITIONS

      3.1     Your Conditions............................................   17
      3.2     Company's Condition........................................   18

SECTION 4.   PURCHASER'S SPECIAL RIGHTS

      4.1    Direct Payment...............................................   18
      4.2    Delivery Expenses............................................   19
      4.3    Issue Taxes..................................................   19

SECTION 5.   REGISTRATION; SUBSTITUTION OF NOTES; INTEREST

      5.1    Registration of Notes........................................   20
      5.2    Exchange of Notes............................................   20
      5.3    Replacement of Notes.........................................   20
      5.4    Interest.....................................................   21

SECTION 6.   COMPANY BUSINESS COVENANTS

      6.1    Payment of Taxes and Claims.................................    21
      6.2    Maintenance of Properties and Corporate Existence...........    22
      6.3    Payment of Notes and Maintenance of Office..................    23
      6.4    Acquisition and Disposal of Equity Interests................    24
      6.5    Sale of Assets or Merger....................................    25
      6.6    Leases......................................................    26
      6.7    Liens and Encumbrances......................................    27
      6.8    Consolidated Debt...........................................    29
      6.9    Distributions and Investments...............................    30
      6.10   Guaranties..................................................    31
      6.11   ERISA Compliance............................................    32
      6.12   Transactions with Affiliates................................    32
      6.13   Sale or Discount of Receivables.............................    33
      6.14   Business....................................................    33
      6.15   Acquisition of Notes........................................    33
      6.16   Receivables.................................................    33
      6.17   Certain Registrations or Approvals..........................    34
      6.18   Coverage....................................................    34

SECTION 7.   INFORMATION AS TO COMPANY

      7.1    Financial and Business Information..........................    35
      7.2    Officers' Certificates......................................    38
      7.3    Accountants' Certificate....................................    38
      7.4    Inspection..................................................    38

SECTION 8.   PREPAYMENT OF NOTES

      8.1    Required Prepayments.........................................   39
      8.2    No Prepayment or Call........................................   40

SECTION 9.   EVENTS OF DEFAULT

      9.1    Nature of Events.............................................   40
      9.2    Default Remedies.............................................   42
      9.3    Annulment of Acceleration of Notes...........................   44

SECTION 10.  INTERPRETATION OF THIS AGREEMENT

     10.1    Terms Defined................................................   44
     10.2    Accounting Principles........................................   52
     10.3    Directly or Indirectly.......................................   53
     10.4    Governing Law................................................   53
     10.5    References...................................................   53

SECTION 11.  MISCELLANEOUS

     11.1    Notices......................................................   53
     11.2    Survival.....................................................   54
     11.3    Successors and Assigns.......................................   54
     11.4    Amendment and Waiver.........................................   55
     11.5    Knowledge....................................................   56
     11.6    Multiple Counterparts........................................   56

EXHIBITS

  Exhibit A   -   Form of Note
  Exhibit B   -   Form of Warrant
  Exhibit C   -   Form of Investment Agreement
  Exhibit D   -   Ownership of the Company
  Exhibit E   -   Subsidiaries, Partnerships, and Joint Ventures
  Exhibit F   -   Litigation
  Exhibit G   -   Certain Loans and Liens
  Exhibit H   -   Insurance
  Exhibit I   -   Certain Agreements
  Exhibit J   -   Agreements to Repurchase Stock
  Exhibit K   -   Opinion of McAfee & Taft
  Exhibit L   -   Notices & Payments

                          ALEXANDER ENERGY CORPORATION

                            -----------------------

                                   $5,000,000

                            -----------------------

                       10% Senior Notes due June 30, 1998
                   With Warrant to Purchase 670,000 Shares of
                    Common Stock at $1.00 Per Share Through
                               December 31, 1993

                                                        Dated as of June 1, 1988


John Hancock Mutual Life
 Insurance Company
Bond and Corporate Finance
 Department, T-57
John Hancock Place
200 Clarendon Street
Boston, Massachusetts 02117

         Attention:  William A. Kinsley

Dear Sirs:

         Alexander Energy Corporation (the "Company"), an Oklahoma corporation, hereby agrees with you as follows (this letter agreement being entitled the "Note Agreement" and sometimes referred to herein as this "Agreement" and certain terms being defined in Section 10.1 or elsewhere herein):

SECTION 1.  PURCHASE AND SALE OF NOTES WITH WARRANT

         1.1 Issue of Notes. The Company will duly authorize the issue of $5,000,000 in aggregate principal amount of its 10% Senior Notes due June 30, 1998 (the "Notes"), and Warrant (herein so called) for the purchase by you of 670,000 shares of the Company's Common Stock pursuant to and in accordance with the terms of the form of Stock Purchase Warrant attached hereto as Exhibit B (the "Warrant"). Each Note will be in the amount of at least $1,000,000; will bear interest on the unpaid principal balance thereof from the date of the Note at the lesser of the rate of 10% per annum or the maximum rate of interest that may be lawfully contracted for, charged, taken, reserved, or received by you from the Company in connection with this Agreement under applicable law (the "Maximum Lawful Rate"), payable semi-annually on June 30 and December 30 in each year, commencing with December 31, 1988, until the principal amount thereof shall be paid, and will bear interest on any overdue principal (including any overdue prepayment of principal) and (to the extent permitted by applicable law) on any overdue installment of interest, at the lesser of (a) the greater (determined on a daily basis) of (i) the rate of 12% per annum and (ii) the rate per annum that The Chase Manhattan Bank, N.A. announces publicly from time to time as its "prime" rate of interest or successor rate, and (b) the Maximum Lawful Rate; will be subject to certain required prepayments of principal, but will not otherwise be prepayable; and will mature on June 30, 1998. The Notes will be in the form set out in Exhibit A (herein sometimes called the "Registered Notes") to this Agreement. It is expressly stipulated and agreed to be the intention of the Company and you to comply at all times with applicable laws governing the maximum rate or amount of interest payable on or in connection with the Notes. Accordingly, if any of the transactions contemplated hereby would be usurious under applicable law now or hereafter governing the interest payable hereunder (including applicable United States federal law or applicable state law, to the extent not preempted by United States federal law), then, in that event, notwithstanding anything to the contrary in this Note Agreement or any other agreement entered into in connection with or as security for any Note, it is agreed as follows: (x) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, taken, reserved, or received under such Note or under any of the other aforesaid agreements or otherwise in connection with such Note under no circumstances shall exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on such Note by the holder thereof (or if such Note shall have been paid in full, refunded to the Company); and (y) in the event that maturity of such Note is accelerated by reason of an election by the holder thereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment or conversion, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in such Note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on such Note (or if such Note shall have been paid in full, refunded to the Company), and the provisions of such Note, such Note Agreement and any other agreements entered into in connection with or as security for such Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced accordingly, without the necessity of the execution of any new document, so as to comply with the then applicable law. Determination of the rate of interest for purposes of determining whether this transaction is usurious under any applicable laws, to the full extent permitted by applicable law, shall be made by amortizing, prorating, allocating, and spreading throughout the full stated term hereof until payments in full, all sums at any time contracted for, charged, taken, reserved, or received from the Company for the use, forbearance, or detention of money in connection herewith.

         1.2 The Closing. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company hereby agrees to issue and sell to you, and you hereby agree to purchase from the Company, in accordance with the provisions of this Agreement, the aggregate principal amount of the Notes, together with the Warrant, at a price of 100% of the principal amount of the Notes. The closing of your purchase (the "Closing") shall be held at 10:00 a.m. Oklahoma City time on June 1, 1988 ("Closing Date") at the offices of McAfee & Taft in Oklahoma City, Oklahoma. At the Closing the Company will duly execute and deliver to you the Warrant, an Investment Agreement substantially in the form attached hereto as Exhibit C (the "Investment Agreement"), and a single Note in the principal amount of your purchase, dated the Closing Date and payable to you, against payment by check payable in, or a bank wire transfer in, federal funds.

         1.3 Purchase for Investment. (a) You represent to the Company that you are acquiring the Notes for your own account for the purpose of investment and not with a view to the resale or distribution thereof; provided, however, that the disposition of your property shall at all times be within your control. It is understood that, in making the representations set out in Sections 2.7 and 2.9, the Company is relying, to the extent applicable, upon your representation in this Agreement.

         (b)     You agree that you will not sell or otherwise dispose of any
Note in the absence of (i) registration under the Securities Act of 1933, as amended (the "1933 Act") or and applicable state securities laws, or (ii) an opinion acceptable in form to the Company from counsel reasonably satisfactory to the Company (it being understood that counsel on your in-house legal staff is satisfactory counsel), or an opinion of counsel to the Company, to the effect that no registration is required for such disposition, or (iii) as to the 1933 Act, a "no-action" letter from the staff of the Securities and Exchange Commission to the effect that such staff will not recommend any action to such commission if such a disposition takes place without registration.

         1.4 Failure to Deliver. If at the Closing the Company fails to tender to you the Notes to be purchased by you or if the conditions specified in Section 3.1 have not been fulfilled, you thereupon may elect to be relieved of all further obligations under this Agreement. Nothing in this Section shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company.

         1.5 Expenses. Regardless of whether the Notes are sold and the Warrant is issued, except as otherwise specifically provided in this Agreement or the documents delivered at the Closing, the Company will pay all expenses relating to this Agreement and the Investment Agreement, including, without limitation, the following:

                 (a) the cost of reproducing this Agreement, the Notes, the Warrant, and the Investment Agreement;

                 (b) the reasonable fees and disbursements of your special counsel;

                 (c)      your reasonable out-of-pocket expenses;

                 (d) all expenses relating to any amendments, waivers or consents pursuant to the provisions of this Agreement, the Notes, the Warrant, the Investment Agreement, and the other documents contemplated thereby; and;

                 (e) all expenses relating to the enforcement of your rights under this Agreement, the Notes, the Warrant, the Investment Agreement, and the transactions contemplated thereby.

The obligations of the Company under this Section 1.5 shall survive the payment or prepayment, if any, of the Notes, the issuance of stock pursuant to the Warrant, and the termination of this Agreement and the Investment Agreement.

SECTION 2.  WARRANTIES AND REPRESENTATIONS

         The Company warrants and represents to you that:

         2.1 Corporate Organization and Authority. (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has all requisite power and authority and all necessary licenses and other governmental authorizations to own and operate its Properties and to conduct its business as such business is now and has heretofore been conducted and as presently proposed to be conducted. The Company is duly qualified, authorized to do business, and in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, including, without limitation, the States of Arkansas, California, Colorado, Kansas, Louisiana, Montana, Nebraska, New Mexico, Texas, and Wyoming. The authorized number of shares of common stock of the Company is 20,000,000, par value $0.01 per share, and the Company is not authorized to issue any other form of stock or equity security. As of the date hereof, 7,304,366 shares of such common stock are issued and outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid, and nonassessable, were issued in compliance with applicable securities laws, and are owned beneficially and of record as shown on Exhibit D. The Company heretofore has delivered to you true and complete copies of the Company's articles of incorporation and bylaws, including, without limitation, all amendments thereto. The common stock of the Company presently is quoted on the National Association of Securities Dealers Automated Quotation System, and the Company is in good standing under all rules and regulations of that system.

         (b) Exhibit E correctly lists all Subsidiaries of the Company as of the date of this Agreement and, as to each such Subsidiary, (i) its name,
(ii) the jurisdiction of its incorporation, and (iii) the percentage of its issued and outstanding shares owned by the Company or another Subsidiary (specifying such other Subsidiary). Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and all necessary licenses and other governmental authorizations to own and operate its Properties and to conduct its business as such business is now and has heretofore been conducted and as presently proposed to be conducted, and is duly qualified, authorized to do business, and in good standing as a foreign corporation in each jurisdiction where the character of its Properties or where the nature of its activities makes such qualification necessary. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, and nonassessable, all such shares indicated in Exhibit E as being owned by the Company or by any other Subsidiary are so owned beneficially by the Company or such other Subsidiary free and clear of any Lien except as shown on Exhibit E, and are held of record by the Company or its nominees as specified on Exhibit E or by such other Subsidiary or its nominees as specified on Exhibit E, and there is no outstanding right, regardless of whether currently exercisable, to acquire any capital stock of any Subsidiary the Net Worth of which (i) exceeds 2% of Consolidated Net Worth, or (ii) when aggregated with the Net Worth of all other Subsidiaries as to which there are such outstanding rights, exceeds 5% of Consolidated Net Worth. Except as specified on Exhibit E, no Subsidiary accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow of the company as reflected in the financial statements described in Section 2.3.

         (c) The Company has all necessary corporate power and authority to enter into this Agreement and the Investment Agreement, to issue and sell the Notes and the Warrant, and to perform all of the obligations to be performed by it hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Notes, the Investment Agreement, and the Warrant have been duly authorized by all requisite action on the part of the officers, directors, and security holders of the Company, and this Agreement constitutes, and each of the Notes, the Investment Agreement, the Warrant, and the stock to be issued pursuant thereto, when executed, delivered, and (if applicable) paid for in accordance with the terms of this Agreement and the Warrant, will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms.

         2.2 Business. (a) The Company was organized in 1980 and is engaged exclusively in the exploration for, development of, and production of oil and gas and related hydrocarbons, the acquisition, disposition, and operation of real and personal property in connection therewith, and the providing of services in conjunction with and attendant to such activities (whether for its own account or for others), and from time to time also may engage in any or all other activities necessary or desirable and relating to such business including, without limitation, the treatment, transportation, and marketing of oil and gas and related hydrocarbons or products derived therefrom.

         (b) The Company or a Subsidiary is a partner (and if such Partnership is a limited partnership, is a general partner) in the Partnerships and is a party to the Joint Ventures described on Exhibit E. None of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures has any equity interest in any Person other than the Subsidiaries and the Company's and the Subsidiaries' interests in the Partnerships and the Joint Ventures described in Exhibit E.

         2.3 Financial Statements. The Company heretofore has delivered to you the following financial statements: (a) the audited consolidated balance sheets of the Company, the Partnerships as applicable, and the Subsidiaries as of

March 31, 1985, 1986, and 1987, and the related consolidated statements of operations, changes in shareholders' equity, and changes in financial position for the years ended March 31, 1985, 1986, and 1987, together with the notes thereto, as certified by Arthur Young & Co., certified public accountants, and
(b) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1987, and the related consolidated statements of operations, changes in shareholders' equity, and changes in financial position for the nine-month period ended December 31, 1987. Such financial statements include the accounts of the Company and the Subsidiaries and their share of the assets, liabilities, and operations of the Partnerships and Joint Ventures. All such financial statements are true and complete in all material respects and together fairly and accurately present, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the notes thereto), the consolidated financial position and the consolidated results of operations of the Company and the Subsidiaries as of the dates and for the periods therein set forth. As of the date of the balance sheet included in the most recent unaudited consolidated financial statements of the Company delivered to you, which is dated December 31, 1987, none of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures had any debts, liabilities or obligations, whether absolute, accrued, contingent, or otherwise, that are not fully reflected in such balance sheet or the notes thereto other than those that, in any one case or in the aggregate, would not have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise), affairs, operations, or prospects of the Company or such Subsidiary, Partnership, or Joint Venture as of such date. Since December 31, 1987, there has not been any material and adverse change in the financial condition, results of operations, business or prospects of the Company or any Subsidiary, Partnership, or Joint Venture, and there has been no occurrence or other event or condition that might reasonably be expected to result in such material and adverse change after the date hereof.

         2.4 Full Disclosure. None of the financial statements referred to in Section 2.3, and neither this Agreement nor any writing furnished by or on behalf of the Company to you pursuant to or in connection with this Agreement or the negotiation of the issuance contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they are made; provided, however, that in the case of projections (if any) prepared jointly by the Company and you, the Company represents and warrants only the factual information serving as a basis for such projections and not the assumptions therein. To the knowledge of the Company and the Subsidiaries, there is no fact or circumstance that the Company has not disclosed to you in writing and that, in its judgment, materially and adversely affects, or threatens in the future materially and adversely to affect, the business, Properties, liabilities, condition (financial or otherwise), affairs, operations, or prospects of the Company or any Subsidiary, Partnership, or Joint Venture, or the ability of the Company to perform its obligations under this Agreement, the Notes, the Investment Agreement, or the Warrant, other than economic trends or proposed legislation affecting the oil and gas industry generally.

         2.5 Pending Litigation. Except as set forth in Exhibit F, there is no action, suit, proceeding, arbitration, or investigation pending or, to the best knowledge of the Company, the Subsidiaries, the Partnership, and the Joint Ventures, threatened against the Company or any Subsidiary, Partnership, or Joint Venture, or involving any of their assets, or against any employee, officer, director, stockholder, or partner thereof in his capacity as such or relating to his activities with the Company or any Subsidiary, Partnership, or Joint Venture, that might result in any material and adverse change in the Properties, business, prospects, profits, or condition (financial or otherwise) of the Company or any Subsidiary, Partnership, or Joint Venture, or the ability of the Company to perform its obligations under this Agreement, the Notes, the Investment Agreement, or the Warrant, or the ability of the Company or any Subsidiary, Partnership, Joint Venture to perform any agreement entered into in connection herewith, and based upon the knowledge of the officers and directors of the Company and the Subsidiaries after due investigation, none of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures is aware of any fact that might result in or form the basis for any such action, suit, proceeding, arbitration, or investigation. None of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures is in default with respect to any order of any court, governmental authority, or arbitration board or tribunal.

         2.6 Title to Properties. Each of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures has good and defensible title to all assets and Properties used or held for use in its respective business (other than to nonproducing oil and gas properties, with respect to which the Companies, the Subsidiaries, the Partnerships, and the Joint Ventures have made such examinations of title, and are satisfied they have such title, as conforms to best industry practice for such types of properties), including, without limitation, all assets and Properties reflected in the consolidated balance sheet of the Company and the Subsidiaries at December 31, 1987, described in
Section 2.3(b) or acquired subsequent thereto (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since the date of such consolidated balance sheet), subject to no Liens, except (a) as noted in such consolidated balance sheet or notes thereto, (b) as set forth in Exhibit G, and (c) as permitted by Section 6.7.

         2.7 Compliance with Law and Other Instruments. The business and operations of each of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures have been and are being conducted in accordance with all laws, rules, regulations, judgments, and decrees to which it is subject, and none of the Company, the Subsidiaries, the Partnerships, or the Joint Ventures has failed to obtain any licenses, permits, franchises, or other governmental authorizations, the failure to comply with or obtain which, either singly or in the aggregate, would have a material and adverse effect upon the Properties business, prospects, profits, or condition (financial or otherwise) of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures taken as a whole or of any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow as reflected in the financial statements described in Section 2.3. The execution, delivery, and performance by the Company of any of the provisions of this Agreement, the Notes, the Investment Agreement, or the Warrant, with or without the giving of notice or the passage of time or both, will not violate any provision of law or any regulation or award, judgment, order, injunction, or decree of any arbitrator or court or other governmental body to which the Company or any Subsidiary, Partnership, or Joint Venture is subject, or any provision of the Company's or any Subsidiary's articles of incorporation or bylaws or the organizational documents of any Partnership or Joint Venture, or result in the breach of or constitute a default under any indenture, contract, or other agreement, document, or instrument to which the Company or any Subsidiary, Partnership, or Joint Venture is a party or by which it or any of its Properties are bound or affected, or result in the creation or imposition of any Lien of any nature whatsoever upon the Properties of the Company or any Subsidiary, Partnership, or Joint Venture or, to the best knowledge of the Company and the Subsidiaries after due investigation, will cause the Company or any Subsidiary, Partnership, or Joint Venture to lose the benefit of any material right or privilege it presently enjoys or any Person who normally does a material amount of business with the Company or any Subsidiary, Partnership, or Joint Venture to discontinue to do so on the same basis.

         2.8 No Defaults. No event has occurred and no condition exists that, upon the issuance of the Notes or the Warrant, would constitute a Default or an Event of Default. Each of the Company, the Subsidiaries, the Partnerships, and Joint Ventures in all material respects has performed all obligations required to be performed by each of them to date and is not in violation of its articles of incorporation, bylaws, or other organizational documents, or in default under any loan agreement, promissory note, mortgage, lease, contract, commitment, or agreement to which any of them is a party or by which any of them may be bound, and no event or condition has occurred that, with the giving of notice or passage of time, or both, would constitute a default under any such agreement.

         2.9 Governmental Consents; Offering of Notes. No consent, authorization, approval, permit, or order of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by the Company or the offer, issuance, sale, or delivery of the Notes and the Warrant. Neither the Company nor any agent acting on its behalf has, directly or indirectly, sold or offered for sale, or solicited any offers to buy, any securities, or otherwise approached or negotiated with any person or persons, so as to subject the offer or sale of the Notes, the Warrant, or the stock issuable pursuant thereto to the provisions of section 5 of the 1933 Act, or to comparable provisions of any applicable state securities laws, and, except as expressly provided to the contrary in this Agreement, the Warrant, or the Investment Agreement, the Company agrees that neither it nor any agent acting on its behalf will take any action that would subject the offer or sale of the Notes, the Warrant, or the stock issuable pursuant thereto to those provisions or that is intended by the Company to have the effect of preventing or otherwise hindering the sale by you of the Notes, the Warrant, or the stock issuable pursuant thereto.

         2.10 Taxes. Each of the Company, the Subsidiaries, Partnerships, and the Joint Ventures has accurately prepared and duly and timely filed with the appropriate governmental agencies all federal, state, and local income, franchise, real and personal property, excise, severance, and other tax returns and reports required to be filed and have paid all taxes shown or claimed to be due thereon. There are included in the audited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 1987, described in Section 2.3(a) adequate reserves for the payment of all federal, state, and local taxes of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures, including interest and penalties, for the fiscal year ended March 31, 1987, and for all fiscal years prior thereto. Neither the Company nor any Subsidiary, Partnership, or Joint Venture has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is any of them a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes which has been asserted against the Company or any Subsidiary, Partnership, or Joint Venture remains unpaid.

         2.11 Use of Proceeds. The Company will use the proceeds of the sale of the Notes and the Warrant to you to retire in full that certain Convertible Note dated June 6, 1984, issued by the Company and held by The Liberty National Bank and Trust Company of Oklahoma City (the "Bank"), in the original principal amount of $7,500,000, and to purchase from the Bank all shares of, and all options or warrants to acquire shares of, the Company's capital stock for an aggregate payment in immediately available funds of $5,000,000. None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation by the Company or any of its Affiliates of section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G (12 C.F.R. 207, as amended), T (12 C.F.R. 220, as amended), U (12 C.F.R. 221, as amended), and X (12 C.F.R. 224, as amended) of the Board of Governors of the Federal Reserve System. Neither the Company nor any Affiliate owns or intends to carry or purchase any "margin security" within the meaning of said Regulation G or U or X, including, without limitation, margin securities originally issued by it.

         2.12 Insurance Coverage. Exhibit H contains an accurate list of the insurance coverage maintained by the Company, the Subsidiaries, the Partnerships, and the Joint Ventures. Such coverage, in the Company's judgment, is adequate for the business being conducted, and Properties owned or leased, by the Company, the Subsidiaries, Partnerships, and the Joint Ventures, as applicable.

         2.13 Brokers and Finders. Except with respect to the Company's agreement to pay a finder's fee to Newbury, Piret & Company, Inc., no Person has or will have any right, interest, or valid claim against you, the Company, or any Subsidiary, Partnership, or Joint Venture, because of any agreement or undertaking by the Company or any Subsidiary, Partnership, Joint Venture, or other person acting on behalf of the Company or any of the foregoing, for any commission, fee, or other compensation as a result of this transaction as a finder or broker or in any similar capacity as a result of any act or omission by the Company or any Subsidiary,

Partnership, Joint Venture, or other Person acting on behalf of the Company or any of the foregoing. The Company hereby agrees to indemnify you and hold you harmless from and against any and all such commissions, fees, or other compensation (including, without limitation, that payable to Newbury, Piret & Company, Inc. as described above) together with any and all claims disputes or other losses or costs (including, without limitation, reasonable attorneys' fees) arising from agreements or undertakings of the Company or any Subsidiary, Partnership, Joint Venture, or other person acting on behalf of the Company or any of the foregoing.

         2.14 Restrictions on Company and Affiliates. Neither the Company nor any Subsidiary, Partnership, or Joint Venture is a party to any contract or agreement, or subject to any corporate, partnership, or other restriction, that materially and adversely affects the business of the Company or any Subsidiary, Partnership, or Joint Venture. Except as described on Exhibit I, neither the Company nor any Subsidiary, Partnership, or Joint Venture is a party to any contract or agreement that restricts the right or ability of such entity to incur Consolidated Debt, other than this Agreement. Neither the Company nor any Subsidiary, Partnership, or Joint Venture has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) the Property of any such Person, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.7.

         2.15 ERISA. (a) Except for a defined contribution plan, neither the Company nor any ERISA Affiliate (as such term is herein defined) thereof sponsors, maintains, or contributes to, or has at any time in the six-year period preceding Closing sponsored, maintained, or contributed to, any "employee pension benefit plan," as such term is defined in section 3(2) of ERISA, that is intended to be qualified under sections 401 and 501 of the Code. Without limiting the scope of the foregoing, neither the Company nor any ERISA Affiliate thereof sponsors, maintains, or contributes to, or has at any time in the six-year period preceding Closing sponsored, maintained, or contributed to,
(i) any employee pension benefit plan that is subject to title IV of ERISA or
(ii) any "multiemployer pension plan," as such term is defined in section 3(37) or 4001(a)(3) of ERISA. For purposes of this Section 2.15, the term "ERISA Affiliate" refers to any entity described in section 4001(b)(1) of ERISA with respect to the Company.

         (b) No act or transaction has occurred that could result in imposition on the Company or any Subsidiary, Partnership, or Joint Venture (either directly or indirectly by reason of any indemnification or hold-harmless agreement) of a tax or penalty imposed pursuant to section 4975 of the Code or section 502 of ERISA.

         (c) Neither the Company nor any Subsidiary, Partnership or Joint Venture sponsors, maintains, or contributes to an "employee welfare benefit plan" within the meaning of section 3(1) of ERISA, including, without limitation, any plan to provide benefits to former employees of such entities, that may not be terminated by the Company or any Subsidiary, Partnership, or Joint Venture in its sole discretion at any time without any material liability to any Person.

         2.16 Receivables. Neither the Company nor any Subsidiary, Partnership, or Joint Venture presently has any ownership or security interest in any accounts receivable, promissory notes receivable, installment notes receivable, lease receivables, equipment rental receivables, or other receivables (hereinafter collectively called "Receivables") acquired from another Person for value or as security for an obligation owed to the Company or such Subsidiary, Partnership, or Joint Venture.

         2.17 Trading With the Enemy Act, Etc.; Holding Company; Investment Company. Neither this Agreement nor any of the transactions contemplated hereby is or would be in violation of the Trading With the Enemy Act, as amended, the International Emergency Economic Powers Act or the Executive Orders of the President of the United States issued pursuant to such Act, or any regulations issued under such Acts or Executive Orders, including, without limitation, the following regulations of the United States Treasury Department (31 C.F.R. subtitle B, chapter V, as amended): the Foreign Assets Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets

Control Regulations, the Libyan Sanctions Regulations, the Nicaraguan Trade Control Regulations, and the South African Transactions Regulations; nor will the proceeds of the sale of the Notes or the Warrant be used by the Company in a manner that would violate any such Acts, Executive Orders, or regulations. Neither the Company nor any Subsidiary, Partnership, or Joint Venture is a "utility company" or a "holding company" or a "subsidiary company" or an "affiliate" of the foregoing, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. No determination has been made by the Securities and Exchange Commission that the Company is subject to a controlling influence by any such holding company. Neither the Company nor any Subsidiary, Partnership, or Joint Venture is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         2.18 Trademarks, Patents, Etc. Each of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures possesses such trademarks, tradenames, copyrights, patents, licenses, or rights in any thereof, as are adequate for the conduct of its respective business, without known conflict with the rights of others.

         2.19 Stock Repurchase Obligation. Except as provided in the agreements described on Exhibit J, neither the Company nor any Subsidiary, Partnership, or Joint Venture is obligated to purchase any stock, warrants, or other equity interests in any of them or any debt or other security convertible into any of the foregoing.

         2.20 Local Qualification and Taxes. You shall not be required, solely on account of the transactions contemplated by this Agreement, the Notes, the Warrant, and the Investment Agreement, to do any of the following:

                 (a) qualify as a foreign corporation or file a designation for service of process or file any reports to any governmental agency of the State of Oklahoma or any other jurisdiction in which the Company or any Subsidiary, Partnership or Joint Venture owns Properties or transacts business;

                 (b) pay any taxes, fees, charges, or other levies under the laws of any such jurisdiction; or

                 (c) file any returns in respect of any taxes or other matters described in Section 2.20(b).

SECTION 3.  CLOSING CONDITIONS

         3.1 Your Conditions. Your obligation to purchase and pay for the Notes and the Warrant to be delivered to you at the Closing shall be subject to the following conditions precedent:

                 (a) Opinions of Counsel. You shall have received from McAfee & Taft, counsel for the Company, the closing opinion described in Exhibit K and from Vinson & Elkins, your special counsel, an opinion in form and substance satisfactory to you.

                 (b) Warranties and Representations True as of Closing Date. The warranties and representations contained herein or in any exhibit, certificate, or document delivered pursuant hereto shall be true and complete in all respects on the Closing Date with the same effect as though made on and as of the closing, subject to any change hereafter because of any action required by this Agreement and subject to any waiver by you in writing of any such representation or warranty.

                 (c) Compliance with Business Covenants. The Company shall be taking no action and permitting no condition to exist that would be prohibited by Section 6.

                 (d) Compliance with this Agreement. The Company shall have performed and complied with all agreements and conditions on its part required to be performed or complied with by the Company pursuant to this Agreement before or at the closing.

                 (e) No Material Adverse Changes. No event shall have occurred and no condition shall exist that has or might result in a material and adverse change in the Properties, business, prospects, profits, or condition

         (financial or otherwise) of the Company or any Subsidiary, Partnership, or Joint Venture, or the ability of the Company to perform its obligations under this Agreement, or the ability of any Subsidiary, Partnership, or Joint Venture to perform any agreement entered into in connection herewith.

                 (f) Officers' Certificate. You shall have received an Officers' Certificate dated the Closing Date certifying that the conditions specified in Section 3.1(b) through (f) have been fulfilled.

                 (g) Legality. The Notes and the Warrant on the Closing Date shall qualify as a legal investment for insurance companies under chapter 175, section 63 of the Massachusetts General Laws, and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

                 (h) Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Notes and the issuance of the Warrant and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such closing documents as you or they may reasonably request in connection therewith, all in form and substance satisfactory to you and your special counsel.

         3.2 Company's Condition. The Company's obligation to issue and deliver to you the Notes and the Warrant at the Closing shall be subject to the condition precedent that you shall have performed and complied with all agreements and conditions on your part required to be performed or complied with by you pursuant to this Agreement before or at the Closing.

SECTION 4.  PURCHASER'S SPECIAL RIGHTS

         4.1 Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Notes, the Company shall pay all amounts payable with respect to any Notes held by each holder of Registered Notes (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting before 12:00 noon, Boston time, by federal funds bank wire transfer to the account and in the manner described in Exhibit L, or in such other manner or to such other address in the continental United States as may be designated in writing to the Company by such holder at least ten days prior to the date fixed for such payment, each such payment being accompanied by sufficient information to identify the source and application thereof. The holder of any Notes to which this Section 4.1 applies agrees that in the event it shall sell or transfer any such Notes (a) prior to the delivery of such Notes, it shall make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes, and (b) it promptly shall notify the Company of the name and address of the transferee of any Notes so transferred; provided, however, that failure to comply with the preceding provisions of this sentence shall not relieve the Company of its obligations to make payments under the Notes as and when the same become due.

         4.2 Delivery Expenses. If you surrender any Note to the Company pursuant to this Agreement, the Company shall pay the cost of delivering to or from your home office from or to the Company, insured to your satisfaction, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note.

         4.3 Issue Taxes. The Company shall pay all taxes in connection with the issuance and sale of the Notes, the Warrant, and the stock issuable pursuant thereto and in connection with any modification of the Notes and the Warrant and shall save you harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 4.3 shall survive the payment or prepayment, if any, of the Notes, the issuance of stock pursuant to the Warrant, and the termination of this Agreement and the Investment Agreement.

SECTION 5.  REGISTRATION; SUBSTITUTION OF NOTES; INTEREST

         5.1 Registration of Notes. As provided in Section 1.1, the Notes issuable under this Agreement shall be in the form of Registered Notes. The Company shall cause to be kept at its office maintained pursuant to Section 6.3 or at its office in Oklahoma City, Oklahoma, a register for the registration and transfer of Registered Notes. The names and addresses of the holders of Registered Notes shall be registered in the register. The Person in whose name any Registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary, provided that the Company at all times shall use its best efforts promptly and properly to record the names and addresses of all holders of Notes whose ownership and identity is disclosed to the Company in accordance with the provisions of this Agreement and the Notes.

         5.2 Exchange of Notes. Upon surrender of any Note at the office of the Company maintained pursuant to Section 6.3 and, if applicable, compliance with Section 1.3(b), the Company, at the request of the holder thereof, will execute and deliver, at the Company's expense (except as provided below), new Notes in exchange therefor in denominations of at least $1,000,000, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be a Registered Note substantially in the form of the Note set out in Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no interest has been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.

         5.3 Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction, or mutilation of any Note and

                 (a) in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to the Company (provided, if you are the holder of the Note or the holder of the Note is an insurance company having admitted assets in excess of $100,000,000, your or its own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                 (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense will execute and deliver in lieu thereof a new Note of like tenor, dated and bearing interest from the date to which interest has been paid on such lost, stolen, destroyed, or mutilated Note or dated the date of such lost, stolen, destroyed, or mutilated Note if no interest has been paid thereon. Every new Note issued pursuant to this Section 5.3 in lieu of any destroyed, lost, stolen, or mutilated Note shall constitute an original additional contractual obligation of the Company, regardless of whether the destroyed, lost, stolen, or mutilated Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

         5.4 Interest. Each Note delivered under this Agreement upon registration of, transfer of, or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note. Interest on the Notes shall be computed on the basis of a 365- or 366-day year, as applicable.

SECTION 6.  COMPANY BUSINESS COVENANTS

         The Company covenants that on and after the date of initial issue of the Notes, as long as any of the Notes are outstanding:

         6.1 Payment of Taxes and Claims. The Company shall pay, and shall cause each Subsidiary, Partnership, and Joint Venture to pay, before they become delinquent:

                 (a) all taxes, assessments, and governmental charges or levies imposed upon it or its Property, and

                 (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property;

provided, however, that any of the foregoing items need not be paid while being contested in good faith and by appropriate proceedings, and so long as adequate book reserves have been established with respect thereto, and so long as the failure to pay timely any such item does not materially and adversely affect the business, prospects, profits, Properties, or condition (financial or otherwise) of the Company or any Subsidiary, Partnership, or Joint Venture. In the case of any item of the foregoing description involving in excess of $100,000, the adequacy of such reserves shall be supported by a certificate of the independent accountants of the Company delivered to you promptly upon the failure to pay timely such item.

         6.2 Maintenance of Properties and Corporate Existence. The Company shall, and shall cause each Subsidiary, Partnership, and Joint Venture to:

                 (a) Property - maintain its Property in good condition and make all renewals, replacements, additions, betterments, and improvements thereto necessary for the effective and proper conduct of its business;

                 (b) Insurance - maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies, of such types (including public liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated, and shall not cause or permit the alteration of the insurance coverage described in Exhibit H without at least 30 days' prior written notice to you;

                 (c) Financial Records - keep books of records and accounts in which true and complete entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles;

                 (d) Existence and Rights - except as otherwise permitted by Sections 6.4 and 6.5, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or other applicable existence, rights, and franchises to the extent that the failure to preserve and keep the same in full force and effect might materially and adversely affect the business, prospects, profits, Properties, or condition (financial or otherwise) of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures taken as a whole or of any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow; and

                 (e) Compliance with Law - not be in violation of any laws, ordinances, or governmental rules and regulations to which it is subject and not fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, Properties or condition (financial or otherwise) of the Company, the Subsidiaries, Partnerships, and the Joint Ventures taken as a whole or of any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow.

         6.3 Payment of Notes and Maintenance of Office. The Company will punctually pay or cause to be paid the principal and interest to become due in respect of the Notes according to the terms thereof and will maintain an office or agency where the Notes may be surrendered upon maturity or for prepayment, conversion, or transfer in accordance with this

Agreement.  Such office or agency shall be maintained at the address given in
Section 11.l(a)(ii) until 10 days after such time as the Company shall notify the holders of the Notes of any change of location of such office.

         6.4 Acquisition and Disposal of Equity Interests. The Company shall not permit any Subsidiary, Partnership, or Joint Venture to issue, sell, or otherwise dispose of any shares of its own stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary or any interest in a Partnership or Joint Venture (said stock, options, warrants, other Securities, and equity interests herein called "Subject Stock"), if the effect of the transaction would be to reduce the proportionate interest of the Company, direct or indirect, in the outstanding Subject Stock of the Subsidiary, Partnership, or Joint Venture the interests in which are the subject of the transaction; provided, however, that the foregoing restrictions do not apply to:

                 (a)      the issue of directors' qualifying shares; and

                 (b) the sale for a cash consideration at one time to a Person (other than directly or indirectly to an Affiliate) of the entire investment (whether represented by stock, debt, claims, or otherwise) of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures in any Subsidiary, Partnership, or Joint Venture, if all of the following conditions are met:

                            (i) the assets (valued at the greater of fair market value or net book value) of such Subsidiary, Partnership, or Joint Venture, do not, together with assets of the Company and all Subsidiaries, Partnerships, and Joint Ventures previously disposed of during the twelve months immediately preceding the date of the proposed disposition (other than in the ordinary course of business), exceed a Substantial Part of the consolidated assets of the Company and its Subsidiaries;

                           (ii) in the fiscal year then most recently ended, the sum of the portions of Consolidated Net Income that were contributed during such year by

                 (x) such Subsidiary, Partnership, or Joint Venture, (y) each Subsidiary that has been disposed of since the beginning of such fiscal year, and (z) other assets of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures disposed of since the beginning of such fiscal year (other than in the ordinary course of business), has not constituted a Substantial Part of Consolidated Net Income for any such year;

                          (iii) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interests of the Company;

                           (iv) such Subsidiary, Partnership, or Joint Venture being disposed of has no continuing investment in any other Subsidiary, Partnership, or Joint Venture not being simultaneously disposed of or in the Company; and

                            (v) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist.

         6.5 Sale of Assets or Merger. (a) Sale of Assets. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, sell, lease, transfer, or otherwise dispose of assets except in the ordinary course of business; provided, however, that the foregoing restrictions do not apply to the sale of such assets for a cash consideration to a Person other than an Affiliate if all of the following conditions are met:

                   (i) such assets (valued at the greater of fair market value or net book value) do not, together with assets of the Company and all other Subsidiaries, Partnerships, and Joint Ventures previously disposed of during the twelve months immediately preceding the date of the proposed disposition (other than in the ordinary course of business), exceed a Substantial Part of the consolidated assets of the Company and its Subsidiaries;

                  (ii) in the fiscal year then most recently ended, the sum of the portions of Consolidated Net Income (excluding losses) that were contributed during such year by (x) such assets and (y) other assets of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures disposed of since the beginning of such fiscal year (other than in the ordinary course of business), has not constituted a Substantial Part of Consolidated Net Income for any such year;

                 (iii) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interest of the Company; and

                  (iv) immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default would exist.

         (b) Merger and Consolidation. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it (except that a Subsidiary may consolidate with or merge into the Company or another Subsidiary); provided, however, that the foregoing restriction does not apply to the merger or consolidation of the Company with another corporation, if:

                   (i) the Company is the corporation that results from such merger or consolidation (the "surviving corporation");

                  (ii) immediately after the consummation of the proposed merger or consolidation, and after giving effect thereto, the surviving corporation will not have outstanding any Indebtedness or have its Property subject to any Lien not permitted to be incurred by the Company pursuant to this Agreement; and

                 (iii) immediately after the consummation of the proposed merger or consolidation, and after giving effect thereto, no Default or Event of Default would exist.

         6.6 Leases. (a) Limitation on Leases. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, become liable as lessee under any lease (other than (i) a Capitalized Lease Obligation, (ii) a lease of data processing equipment, office furniture, office space, or vehicles, (iii) a lease expiring not more than three years from the date of incurrence, or longer in the case of leases of oilfield equipment entered into in the ordinary cause of business, (iv) a lease under which the Company or a Wholly-Owned Subsidiary is lessor, or (v) a lease of oil, gas, or other hydrocarbon Property) of Property if the aggregate annual Rentals payable during any current or future period of twelve consecutive months under the lease in question and all other such leases under which the Company or a Subsidiary, Partnership, or Joint Venture is then lessee would exceed 1% of the Company's aggregate Reserves Value.

         (b) Subsidiary. Any corporation that becomes a Subsidiary after the date hereof shall be deemed to have become liable as lessee, at the time it becomes a Subsidiary, under all leases (under which it is liable as lessee) of such corporation existing immediately after it becomes a Subsidiary.

         (c) Rentals. The term "Rentals" means, as of the date of determination, all fixed payments which the lessee is required to make by the terms of any lease which is restricted by Section 6.6(a) net of sublease income, but shall not include amounts required to be paid in respect of maintenance, repairs, income taxes, property taxes, insurance, assessments, or other similar charges or additional rentals (in excess of fixed minimums) based upon a percentage of gross receipts.

         6.7 Liens and Encumbrances. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, cause, or agree or consent to cause in the future (upon the happening of a contingency or otherwise), any of its Property, whether now owned or hereafter acquired, to be subject to a Lien except:

                 (a) Liens securing taxes, assessments, or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, land-lords and other like Persons, provided the payment thereof is not at the time required by Section 6.1;

                 (b) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance, social security, and other like laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds, and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property; provided, however, that in any one case or in the aggregate, such Liens do not have a material and adverse effect upon the Company's or any Subsidiary's, Partnership's, or Joint Venture's title to any of its Property, or upon the business, condition (financial or otherwise), affairs, operations, or prospects of the Company, Subsidiaries, the Partnerships, and the Joint Venture taken as a whole or of any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow;

                 (c) attachments, judgments, and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                 (d) Liens securing only obligations owing to the Company or a Wholly-Owned Subsidiary;

                 (e) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other similar title exceptions or encumbrances affecting real Property (or Property consisting of an interest or interests in oil, gas or other hydrocarbons) that were not incurred in connection with the borrowing of money and that do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of the owning entity's business;

                 (f) Liens on Property hereafter acquired (i) existing on Property of a Person at the time it becomes a Subsidiary or (ii) existing on Property acquired by the Company or a Subsidiary through purchase, merger, consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, and any Lien renewing, extending or refunding any such Lien;

                 (g) Liens described on Exhibit G or exclusively securing the Indebtedness described in Exhibit G; and

                 (h) Liens securing borrowings permitted by Section 6.18 from one or more banks for working capital.

         6.8 Consolidated Debt. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, create, incur, assume, suffer to exist, or in any manner become liable in respect of any Consolidated Debt other than:

                 (a) debt represented by commercial paper exempt from registration pursuant to section 3(a)(2) of the 1933 Act, provided that the Company at all times shall have unused lines of credit from commercial banks organized under the laws of the United States or any State thereof equal to 100% of the outstanding debt represented by such commercial paper; and

                 (b) any other Consolidated Debt, provided that the requirements of Section 6.18 would be met after taking into account any such proposed additional Consolidated Debt.

The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, create, suffer to exist, or in any manner become or remain liable in respect of any Consolidated Debt (other than Subordinated Debt) in favor of any Affiliate of the Company or such Subsidiary, Partnership, or Joint Venture (i) on terms less favorable to the Company or such Subsidiary, Partnership, or Joint Venture than would result from an arms-length negotiated agreement, or (ii) without having first offered to you and without your having declined the right to become the obligee under such Consolidated Debt in lieu of such Affiliate on identical terms and conditions. For purposes of this
Section 6.8, neither the Company nor any Subsidiary, Partnership, or Joint Venture will be required to include in Consolidated Debt the Indebtedness of any partnership or joint venture in which the Company or such Subsidiary, Partnership, or Joint Venture is a general partner ("Partnership Indebtedness") or its obligation as a guarantor of Indebtedness of an Affiliate of the Company or such Subsidiary, Partnership, or Joint Venture ("Guaranteed Indebtedness") except to the extent that (x) such Partnership Indebtedness or Guaranteed Indebtedness is a recourse obligation to the Company or any Subsidiary, Partnership, or Joint Venture and (y) (1) such Partnership Indebtedness exceeds 50% of such partnership or joint venture's aggregate Reserves Value, or (2) such Guaranteed Indebtedness exceeds 50% of the aggregate Reserves Value of the Affiliate debt of which has been guaranteed, or (3) in cases where the Affiliate obligated on Guaranteed Indebtedness is the same Person as the partnership or joint venture obligated on Partnership Indebtedness, such Guaranteed Indebtedness and Partnership Indebtedness together exceed 50% of such Person's aggregate Reserves Value.

         6.9 Distributions and Investments. (a) The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to declare, make, or incur any liability to make any Distribution in respect of the capital stock of the Company (other than a Distribution consisting solely of such capital stock) or make or authorize any Restricted Investment if, immediately after giving effect to the proposed Distribution or Restricted Investment, the sum of Distributions in respect of its capital stock and the amount of Restricted Investments (valued immediately after such action, as provided in the definition thereof) for the period subsequent to December 31, 1987, would exceed 50% of cumulative Consolidated Net Income for the period from December 31, 1987, to the end of the fiscal quarter immediately preceding the making of the Distribution or Restricted Investment. Any corporation that becomes a Subsidiary hereafter shall be deemed to have made, at the time it becomes a Subsidiary, all Restricted Investments of such corporation existing immediately after it becomes a Subsidiary.

         (b) The Company shall not authorize a Distribution on its capital stock that is not payable within ninety days of authorization.

         (c) The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, authorize or make a Distribution on the capital stock of the Company or make any Restricted Investment if, immediately after giving effect to the proposed Distribution or Restricted Investment, a Default or an Event of Default would exist.

         (d) The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, make a Distribution consisting of evidences of its Indebtedness or assets (including, without limitation, Securities) other than a Distribution of Common Stock, rights, options, or warrants to subscribe for or purchase Common Stock, or cash out of the earned surplus of the Company or such Subsidiary, Partnership, or Joint Venture. For the purpose of this
Section 6.9(d), the reclassification (including any reclassification upon a consolidation or merger in which the Company is the continuing corporation) of Common Stock into securities other than Common Stock shall be deemed to involve a Distribution of securities other than Common Stock.

         6.10 Guaranties. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, become or be liable in respect of any Guaranty except (a) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, (b) to the extent that the obligation so guaranteed is limited to a specific and finite amount that could then be incurred directly by the Company pursuant to Section 6.8, or (c) Guaranties of the Company's or any Wholly-Owned Subsidiary's Indebtedness otherwise permitted hereby. "Guaranty" by any Person shall mean all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend, or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations incurred through an agreement contingent or otherwise, by such Person:

                 (i) to purchase such Consolidated Debt or obligation or any Property or assets constituting security therefor;

                 (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or any income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

                 (iii) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation; or

                 (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof.

         6.11 ERISA Compliance. (a) The Company shall not, and shall not permit any ERISA Affiliate (as such term is defined in Section 2.15) to, at any time:

                 (i)  engage in any "prohibited transaction" described in
         section 406 of ERISA or section 4975 of the Code;

                 (ii) sponsor, maintain, or contribute to any employee pension benefit plan (within the meaning of section 3(2) of ERISA) that is subject to title IV of ERISA;

                 (iii) contribute to or assume an obligation to contribute to any "multiemployer plan" as such term is defined in section 3(37) or 4001(a)(3) of ERISA; or

                 (iv) acquire an interest in a Person that causes such Person to become an ERISA Affiliate with respect to the Company or with respect to any ERISA Affiliate of the Company if such Person sponsors, maintains, or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (A) any "multiemployer pension plan" as that term is defined in section (3)(37) or 4001(a)(3) of ERISA or (B) any employee pension benefit plan that is subject to title IV of ERISA.

         6.12 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property or the rendering of any service, with any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's, Partnership's, or Joint Venture's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, Partnership, or Joint Venture than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         6.13 Sale or Discount of Receivables. Except in connection with a sale of assets permitted by Section 6.5, neither the Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, discount or sell any of its notes receivable or accounts receivable.

         6.14 Business. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, engage in any business other than the exploration for, development of, and production of oil, gas, and related hydrocarbons, the acquisition, disposition, and operation of real and personal property in connection therewith, and the providing of services in conjunction with and attendant to such activities (whether for its own account or for others), and any or all other activities necessary or desirable and relating to such business.

         6.15 Acquisition of Notes. Without creating any right to purchase or to prepay any Note except as otherwise expressly provided herein, the Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Subsidiary, Partnership, or Joint Venture has offered to acquire Notes pro rata from all holders of the Notes and upon the same terms. In case the Company acquires any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

         6.16 ReceivabLes. The Company shall, and shall cause each Subsidiary, Partnership, and Joint Venture to, take, and to the extent necessary will require any Person from whom it purchases or otherwise acquires any Receivables for value to take, all actions necessary to perfect and preserve its rights and security interests in and to effect the transfer to it of full ownership of and title to substantially all such Receivables (and any underlying collateral therefor) so purchased or acquired, or acquired as security for an obligation owed to it, including, without limitation:

                 (a) in the case of such Receivables that do not constitute Chattel Paper, the filing and the maintaining of the filing of all such financing and continuation statements or other documents as may be necessary or appropriate under the Uniform Commercial Code or any other applicable laws to perfect and preserve such rights and security interests, and

                 (b) in the case of Chattel Paper (i) acquiring only Chattel Paper with respect to which the vendor thereof has perfected its security interest, if any, therein and in any underlying collateral, and (ii) taking and maintaining by the Company of physical possession of such Chattel Paper and documents relating thereto.

         6.17 Certain Registrations or Approvals. If the Note, the Warrant or the stock issuable pursuant thereto require declaration or registration with or approval of any governmental official or authority (other than registration under the Securities Act or state securities or blue sky laws under Section 12) the Company will at its sole expense take all requisite action in connection with such declaration and will use its best efforts to cause such Notes, Warrant, or stock to be duly registered or approved as may be required.

         6.18 Coverage. The Company shall cause (a) its Consolidated Cash Flow for each fiscal year to equal or exceed the greater of (i) 200% of the aggregate principal payments payable with respect to Consolidated Debt during such fiscal year or (ii) 200% of the aggregate principal payments payable on Consolidated Debt during the next succeeding fiscal year, and (b) its Reserves Value (determined as of March 31 of each year by a recognized firm of independent petroleum engineers) to equal at least 225% of the aggregate of all Consolidated Debt as of such date.

SECTION 7.  INFORMATION AS TO COMPANY

         7.1 Financial and Business Information. The Company will deliver, or will cause to be delivered, to you, if at the time you or your nominee holds any Notes (or if you are obligated to purchase any Notes), and to each other Institutional Holder of at least 20% of the then outstanding Notes:

                 (a) Quarterly Statements - as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company, and in any event within 60 days thereafter, duplicate copies of:

                          (i) consolidated balance sheets of the Company and
                 its consolidated Subsidiaries, if any, as at the end of such quarter, and

                          (ii) consolidated statements of operations and of
                 retained earnings of the Company and its consolidated Subsidiaries, if any, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by a principal financial officer of the Company;

                 (b) Annual Statements - as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, duplicate copies of:

                 (i) consolidated balance sheets of the Company and its consolidated Subsidiaries, if any, at the end of such year, and

                 (ii) consolidated statements of operations and of retained earnings of the Company and its consolidated Subsidiaries, if any, for such year,

setting forth, in the case of the consolidated statements, in comparative form, the figures for the previous year, all in reasonable detail and, in the case of the consolidated statements, accompanied by an opinion thereon of the accountants named in Section 2.3 or other independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that, except as expressly set forth in said opinion, such financial statements fairly present the financial condition and the results of operations and changes in financial position (all consolidated, if applicable) of the companies being reported upon in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as they considered necessary in the circumstances;

         (c) Opinions of Independent Accountants - as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, duplicate copies of all certificates of the independent accountants of the Company required pursuant to Section 7.1(b);

         (d) Audit Reports - promptly upon receipt thereof, one copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary, Partnership, or Joint Venture;

         (e) SEC and Other Reports - promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary, Partnership, or Joint Venture to stockholders or owners of equity interests therein generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any Subsidiary, Partnership, or Joint Venture with, or received by such Person in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency;

         (f) ERISA - immediately upon becoming aware of the occurrence of any
(i) "reportable event" as such term is defined in section 4043 of ERISA or (ii) "prohibited transaction" as such term is defined in section 4975 of the Code, in either case in connection with any employee pension benefit plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company or any Subsidiary, Partnership, or Joint Venture is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

         (g) Notice of Default or Event of Default - as soon as practicable, but in any event within five Business Days, after becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

         (h) Notice of Claimed Default - as soon as practicable, but in any event within five Business Days, after becoming aware that the holder of any Note or of any evidence of Indebtedness or other Security of the Company or any Subsidiary, Partnership, or Joint Venture has given notice or taken any other action with respect to a claimed Default or Event of Default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default or Event of Default and what action the Company is taking or proposes to take with respect thereto;

                 (i) Reserve Report - within 60 days following March 31 each year, a reserve report of the type described in Section 6.18(b); and

                 (j) Requested Information - with reasonable promptness, such other data and information as from time to time may be reasonably requested.

                 (k) Bankruptcy Event - immediately following its occurrence, an event of the type described in Section 9.1(g), (h), or (i) with respect to the Company or any Subsidiary, Partnership, or Joint Venture, regardless of the requirements of Section 9.1(g), (h), or (i) with respect to Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow.

         7.2 Officers' Certificates. Each set of financial statements delivered to you or any other Institutional Holder of the Notes pursuant to
Section 7.1(a) or (b) will be accompanied by an Officers' Certificate setting forth:

                 (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 6 during the period covered by the income statement then being furnished; and

                 (b) Event of Default - that the signers have reviewed the relevant terms of this Agreement and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and the Subsidiaries, the Partnerships, and the Joint Ventures from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

         7.3 Accountants' Certificate. Each set of annual financial statements delivered pursuant to Section 7.1(b) will be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default and, if any such condition or event then exists, specifying the nature and period of existence thereof.

         7.4 Inspection. The Company shall permit, and shall cause each Subsidiary, Partnership, and Joint Venture to permit, any of your representatives, while you or your nominee holds any Note, or the representatives of any other Institutional Holder that holds at least 20% of the aggregate outstanding principal amount of the Notes, at your or such holder's expense, to visit and inspect any of the Properties of the Company or any Subsidiary, Partnership, or Joint Venture, to examine all their books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and employees (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and all Subsidiaries, Partnerships, and Joint Ventures) all at such reasonable times and as often as may be reasonably requested; provided, however, that you or such holder will keep confidential all information obtained in connection with any such inspection that the Company designates to you and such holder in writing as confidential prior to your disclosure, except that you or such holder may reveal such information (a) pursuant to the receipt of any legal process that appears valid on its face, (b) pursuant to order or request of any governmental or industry regulatory body having or acquiring jurisdiction over you or such holder, as applicable, (c) that has become public through no action of you or such holder, as applicable, or (d) to your or such holder's accountants, attorneys, or other advisers who have been instructed to be bound by such restrictions.

SECTION 8.  PREPAYMENT OF NOTES

        8.1 Required Prepayments. The Company covenants and agrees that, in addition to the payments of principal of the Notes to be made on the expressed maturity date thereof, the Company shall prepay principal on the Notes to the extent and under the following circumstances:

                 (a) To the extent that, during any fiscal year, the Company expends less than 50% of its Consolidated Cash Flow on payment of principal on outstanding Indebtedness and capital expenditures (computed in accordance with the Company's practices in effect as of the date hereof), an amount equal to the difference between the aggregate of such expenditures and 50% of the Company's Consolidated Cash Flow for such fiscal year shall be prepaid and applied by the Company on the principal indebtedness evidenced by the Notes on June 30 of the next succeeding fiscal year following the fiscal year in question ("Required Prepayment Dates"); and

                 (b) on June 30, 1994, and on each June 30 thereafter through June 30, 1997, $1,000,000; provided, however, that the amount of such prepayment due June 30, 1997 shall be reduced by an amount equal to the sum of the prepayments made pursuant to Section 8.1(a) and, if such sum exceeds $1,000,000, such excess shall be applied to reduce the prepayments due pursuant to this Section 8.1(b) in like fashion in reverse chronological order.

The portion of this amount applied to the principal outstanding under any given Note shall be in the same proportion that the principal evidenced by such Note bears to the aggregate of the outstanding principal of all Notes then outstanding.

         8.2 No Prepayment or Call. Except as provided in Sections 1.1 and 8.1, the Company shall have no right to prepay or to acquire any Note.

SECTION 9.  EVENTS OF DEFAULT

         9.1 Nature of Events. An "Event of Default" shall exist if any of the following occurs and is continuing:

                 (a) Principal Payments - the Company fails to make any payment of principal on any Note on or before the date such payment is due;

                 (b) Interest Payments - the Company fails to make any payment of interest on any Note on or before the date such payment is due;

                 (c) Particular Covenant Defaults - the Company or any Subsidiary, Partnership, Joint Venture, or Affiliate fails to perform or observe any covenant contained in Sections 6.3 through 6.10, 6.13 through 6.18, in Section 7.1(g), (h), or (i) or in the Investment Agreement or the Warrant;

                 (d) Other Defaults - the Company or any Subsidiary, Partnership, Joint Venture, or Affiliate fails to perform, observe, or comply with any other provision of this Agreement, and such failure continues for more than 30 days after such failure shall first become known to any officer of the Company or any Subsidiary;

                 (e) Warranties or Representations - any warranty, representation, or other statement by or on behalf of the Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any respect;

                 (f) Default on Indebtedness or Other Security - the Company or any Subsidiary, Partnership, or Joint Venture fails to make any payment due on any Indebtedness or other Security or any event shall occur or any condition shall exist in respect of any Indebtedness or other Security of the Company or any Subsidiary, Partnership, or Joint Venture, or under any agreement securing or relating to such Indebtedness or other Security, the effect of which is (i) to cause (or permit any holder of such Indebtedness or other Security or a trustee to cause) such Indebtedness or other

         Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date of payment or (ii) to permit a trustee or the holder of any Security (other than common stock of the Company or any Subsidiary, Partnership, or Joint Venture) to elect a majority of the directors on the Board of Directors of the Company or such Subsidiary or to change the control of any Partnership or Joint Venture;

                 (g) Involuntary Bankruptcy Proceedinqs - a receiver, liquidator, custodian, or trustee of the Company or any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow, or of any material Property of the Company or any Subsidiary, Partnership, or Joint Venture, is appointed by court order and such order remains in effect for more than 60 days; or any of the material Property of the Company or any Subsidiary, Partnership, or Joint Venture, is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed, a case is commenced or relief is ordered against the Company or any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing, commencement, or relief is ordered against the Company or any such Subsidiary, Partnership, or Joint Venture;

                 (h) Voluntary Petitions - the Company or any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow files a petition commencing a case in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition or the commencement of any case against it under any such law;

                 (i) Assiqnments for Benefit of Creditors, etc.- the Company or any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow makes an assignment for the benefit of its creditors, or fails to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, Partnership, or Joint Venture that accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income, or Consolidated Cash Flow, or of all or any part of the Property of any of them; or

                 (j) Undischarged Final Judgments- final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against one or more of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures, and any one of such judgments has been outstanding for more than 60 days from the date of its entry and has not been discharged in full or stayed.

                 9.2  Default Remedies.

                 (a) Acceleration. If an Event of Default exists, the holder or holders of more than 33-1/3% in principal amount of the Notes then outstanding (exclusive of Notes then owned by the Company, the Subsidiaries, the Partnerships, the Joint Ventures, and the Affiliates) may exercise any right, power, or remedy permitted to such holder or holders' by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. The Company forthwith will pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on the Notes, provided that during the existence of an Event of Default described in Section 9.1(a) or (b) and irrespective of whether the holder or holders of more than 33-1/3% in principal amount of Notes then outstanding have declared all the Notes to be due and payable pursuant to this Section 9.2(a), any holder of Notes that has not consented to any waiver with respect to such Event of Default, at its option by notice in writing to the Company, may declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, and the Company forthwith shall pay to such holder the entire principal of and interest accrued on such Notes.

                 (b) Nonwaiver and Expenses. No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any holder of the Notes to exercise any right, power, or remedy shall operate as a waiver of such right, power, or remedy or otherwise prejudice such holder's rights, powers, and remedies. If the Company fails to pay when due the principal or interest on any Note, or fails to comply with any other provision of this Agreement, the Company will pay to the holders of the Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the cost and expenses, including, without limitation, reasonable attorneys' fees, incurred by such holders in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

         9.3 Annulment of Acceleration of Notes. If a declaration is made pursuant to Section 9.2(a) by any holder or holders of the Notes, then and in every such case, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding (exclusive of Notes then owned by the Company, the Subsidiaries, the Partnerships, the Joint Ventures, and the Affiliates) by written instrument filed with the Company, may rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                 (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

                 (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal or interest on the Notes that has become due and payable by reason of such declaration under Section 9.2(a)) shall have been duly paid; and

                 (c) each and every other Default and Event of Default shall have been waived pursuant to Section 11.5 or otherwise made good or cured;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

SECTION 10.  INTERPRETATION OF THIS AGREEMENT

         10.1 Terms Defined. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section following such term:

                 Affiliate - any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or any Subsidiary, Partnership, or Joint Venture. The term "control" as used in the foregoing sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through, the ownership of voting securities, by contract, or otherwise.

                 Business Day - Each Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in the State of Oklahoma are authorized or obligated by law or executive order to close.

                 Capitalized Lease Obliqations - all rental obligations that, under generally accepted accounting principles in effect on the date hereof, are or would be required to be capitalized on the books of the Company or any Subsidiary (including, without limitation, all existing rental obligations that would be required to be so capitalized for calendar or fiscal years beginning after March 31, 1987, and any rentals incurred in connection with issues of "industrial revenue bonds" as defined in section 103(c)(2) and "pollution control bonds" within the meaning of section 103(b)(4)(f) of the Code), in each case taken at the amount thereof accounted for as Indebtedness (net of interest expense) in accordance with such principles.

                 Chattel Paper - "chattel paper" as defined in the Uniform Commercial Code.

                 Closinq - Section 1.2.

                 Closing Date - Section 1.2.

                 Code - the Internal Revenue Code of 1986, as amended from time to time.

                 Common Stock - any stock of any class of the Company that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and that is not subject to prepayment or redemption by the Company.

                 Consolidated Cash Flow - Consolidated Net Income plus depreciation, depletion, amortization and deferred taxes.

                 Consolidated Debt - with respect to any Person, means, without duplication:

                 (1)  its liabilities for borrowed money;

                 (2) liabilities secured by any Lien' existing on Property owned by such Person (regardless of whether such liabilities have been assumed);

                 (3)  liabilities under Capitalized Lease Obligations;

                 (4) any other obligations (other than deferred taxes, gas balancing amounts (regardless or whether current)), and other noncurrent liabilities) that are required by generally accepted accounting principles to be shown as liabilities on its balance sheet and which are payable or remain unpaid more than one year from the creation thereof; and

                 (5)  Guaranties (other than those permitted by Section
                      6.10(a)).

                 Consolidated Net Income - net earnings (or loss) after income taxes of the Company and the Subsidiaries determined on a consolidated basis, but excluding:

                 (1) any gain (or loss) arising from the sale of capital assets (i.e., those assets other than current assets);

                 (2) any gain (or loss) arising from any write-up or write-down of assets;

                 (3) net earnings (or loss) of any Subsidiary accrued prior to the date it became a Subsidiary;

                 (4) net earnings (or loss) of any Person, substantially all the assets of which have been acquired in any manner, realized by such Person prior to the date of such acquisition;

                 (5) net earnings (or loss) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an equity interest unless such net earnings (or loss) shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

                 (6) any portion of the net earnings (or loss) of any Subsidiary which contractually or legally is unavailable for payment of dividends to the Company or any other Subsidiary;

                 (7) the net earnings (or loss) of any Person with which the Company shall have merged, prior to the date of such transaction; and

         (8) any gain (or loss) arising from the acquisition of any Securities of the Company or any Subsidiary.

         Consolidated Net Worth - the sum of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and surplus (including earned surplus, capital surplus, and the balance of the current profit and loss account not transferred to surplus) accounts of the Company and its Subsidiaries appearing on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles, consistently applied, as of the date of determination, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in Subsidiaries.

         Default - an event or condition the occurrence of which, with the lapse of time or the giving of notice or both, would become an Event of Default.

         Distribution - in respect of any corporation or other entity means:

         (1) dividends or other distributions on capital stock or equity interests in such entity; and

         (2) the redemption or acquisition of such stock or other equity interests or of warrants, rights, or other options to purchase such stock unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

         ERISA - means Security Act of 1974,the Employee Retirement Income as amended from time to time.

         Event of Default - Section 9.1.

         Guaranty - Section 6.10.

         Indebtedness - all obligations that, in accordance with generally accepted accounting principles, should be classified as liabilities upon a balance sheet, and in any event includes all borrowings and other monetary obligations, whether direct or indirect or a direct or indirect guarantee, it being understood that such term shall not include capital'or capital surplus.

         Institutional Holder - any institutional investor of recognized standing (including any commercial bank, savings bank, insurance company, pension or retirement fund, bank holding company, or insurance holding company) that shall become a holder of Note.

         Joint Venture - any joint venture in which the Company or any Subsidiary, Partnership, or other such Joint Venture is a participant; provided, however, that the term "Joint Venture" shall not be deemed to include joint exploration and operating arrangements customary in the oil and gas industry and not intended to create (even if having the legal effect of creating) a partnership, joint venture, or other relationship (other than for income tax purposes) creating joint and several liability on the part of the participants therein.

         Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on law, statute, or contract, and including, without limitation, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or a Subsidiary, Partnership, or Joint Venture shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         Net Worth - as to any Person, the net worth of such Person computed in accordance with generally accepted accounting principles consistently applied.

         Notes - Section 1.1.

         Officers' Certificate - a certificate signed by (1) the Chairman of the Board, the President, or a Vice President of the Company and (2) the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary of the Company.

         Partnership - any partnership (as defined in the Uniform Partnership Act in effect in any applicable jurisdiction) or limited partnership in which the Company or any Subsidiary, Joint Venture, or other such Partnership is a partner; provided, however, that the term "Partnership" shall not be deemed to include joint exploration and operating arrangements customary in the oil and gas industry and not intended to create (even if having the legal effect of creating) a partnership, joint venture, or other relationship (other than for income tax purposes) creating joint and several liability on the part of the participants therein.

         Pension Plans - Section 2.-15(a).

         Person - an individual, partnership, corporation, trust, unincorporated organization, or other legal entity, or a government or agency or political subdivision thereof.

         Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         Receivables - Section 2.16.

         Reqistered Notes - Section 1.1.

         Rentals - Section 6.6(c).

Required Prepayment Dates - Section 8.1.

         Reserves Value - the present value of proved developed and undeveloped oil and gas reserves owned by a Person as calculated using Securities and Exchange Commission valuation methods and definitions.

         Restricted Investments - all investments, made in cash or by delivery of Property, by the Company, the Subsidiary, the Partnerships, and the Joint Ventures (x) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or (y) in any Property (items (x) and (y) herein called "Investments"), except the following:

                 (1) investments in one or more Subsidiaries or any corporation which concurrently with such Investment becomes a Subsidiary;

                 (2) investments made in the ordinary course of business as described in Section 2.2;

                 (3) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within two years from the date of acquisitions thereof;

                 (4) investments in municipal bonds given a rating of at least AA or Aa or their equivalent by a national credit rating agency and-maturing not more than 18 months from the date of purchase thereof;

                 (5) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof or Canada or any province thereof having capital, surplus and undivided profits aggregating at least $40,000,000;

                 (6) investments in commercial paper given a rating of at least Prime-1 or its equivalent by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

                 (7) the repurchase of capital stock of the Company from any Company employee upon termination of his or her employment with the Company to the extent that such capital stock was acquired by such employee pursuant to an employee incentive stock purchase plan (which may relate to Common Stock directly or to rights, options, warrants, or conversion rights with respect thereto) adopted by the Company and submitted to all and approved by a majority of its shareholders; and

                 (8) the repurchase of capital stock of the Company pursuant to the agreements described on Exhibit J.

Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.

                 Security - shall have the same meaning as in section 2(1) of the 1933 Act.

                 Subordinated Debt - all Consolidated Debt of the Company that provides for the subordination of such Consolidated Debt to the Notes.

                 Subsidiary - a corporation, if any, of which the Company owns, directly or indirectly, more than 50% of the Voting Stock.

                 Substantial Part - as used in Sections 6.4 and 6.5 means, when used with respect to consolidated assets of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures more than 25% thereof and when used with respect to Consolidated Net Income for any period, more than 25% thereof for such period. Computations pursuant to Section 6.5 shall include dispositions made pursuant to Section 6.4 and computations pursuant to Section 6.4 shall include dispositions made pursuant to Section 6.5.

                 Votinq Stock - Securities of any class or classes of a corporation the holders of which ordinarily, in the absence of contingencies, are entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                 Wholly-Owned Subsidiary - any Subsidiary, all of the outstanding capital stock (except directors' qualifying shares) of which are owned by the Company and/or other Wholly-Owned Subsidiaries.

                 1933 Act - Section 1.3(b).

         10.2 Accountinq Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles at the time of effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement. When any computations are made with respect to Subsidiaries, Partnerships, or Joint Ventures, only the portion attributable to the Company's direct or indirect equity interest therein shall be included.

         10.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

         10.4 Governinq Law. The parties hereto specifically agree that this Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of Oklahoma, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The parties hereto specifically and non-exclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Agreement, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state or federal courts in the Commonwealth of Massachusetts, arising out of or relating to the effect, interpretation, performance, or breach of this Agreement.

         10.5 References. All references herein to one gender shall include the others. Unless otherwise expressly provided, all references to "Sections" are to Sections of this Agreement and all references to "Exhibits" are to the exhibits attached hereto, each of which is made a part hereof for all purposes.

SECTION 11.  MISCELLANEOUS

         11.1 Notices. (a) Except as otherwise provided in this Agreement or in the Notes, all communications under this Agreement or under the Notes shall be in writing and shall be mailed by first class mail, postage prepaid,

                 (i) if to you, in the manner set forth on Exhibit L, or at such other address in Massachusetts as you have furnished the Company by at least 15 days' prior notice, or

                 (ii) if to the Company, at Suite 600, Triad Center, 501 Northwest Expressway, Oklahoma City, Oklahoma 73118, Attention: Bob G. Alexander,. or at such other address as it may have furnished by at least 15 days' prior notice to you and all other holders of the Notes at the time outstanding.

         (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

         11.2 Survival. All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it under this Agreement shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes and the Warrant regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

         11.3 Successors and Assign. The Company may not assign any of its rights or delegate any of its duties to any Person without your prior written consent. Except as expressly set forth in Section 5 and this Section 11.3, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and the provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Notes, and shall be enforceable by any such holder, regardless of whether an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

         11.4 Amendment and Waiver. (a) This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the holders of at least 66-2/3% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, the Subsidiaries, the Partnerships, the Joint Ventures, and the Affiliates); provided, however, that no such amendment or waiver of any of the provisions of Sections 1 through 4 shall be effective as to you unless consented to by you in writing; and provided further that without the written consent of the holders of all the Notes at the time outstanding, no such amendment or waiver shall (i) subject to Section 9.3, change the amount or time of any payment of principal or the rate or time of payment of interest,
(ii) amend Section 9,  or (iii) amend this Section 11.4.

         (b) So long as any outstanding Notes are owned by you, the Company shall not solicit, request, or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this
Section 11.4 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee, or otherwise, to any holder of the Notes as consideration for or as an inducement to entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

         (c) Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon each future holder of any Note and upon the Company regardless of whether such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

         11.5. Knowledqe. Any statement in this Agreement that is expressed in terms of the knowledge of the Company or any Subsidiary, Partnership, or Joint Venture is intended to and shall be deemed to mean the actual knowledge of the officers, directors, or managerial personnel of such Person with respect to the matter in question, and the knowledge that any of such officers, directors, or managerial personnel would obtain after making due investigation into the matter in question.

         11.6 Multiple Counterparts. Two or more counterparts of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

         If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms effective as of June 1, 1988.

                                       Very truly yours,

                                       ALEXANDER ENERGY CORPORATION

                                       BY:     /S/ BOB G. ALEXANDER
                                               --------------------
                                       Name:   Bob G. Alexander
                                               --------------------
                                       Title:  President
                                               --------------------


Accepted:

JOHN HANCOCK MUTUAL LIFE
INSURANCE COMPANY

By:     /s/ Margaret M. Stapleton
        -------------------------
Name:   Margaret M. Stapleton
        -------------------------
Title:  VICE PRESIDENT
        -------------------------

                                   EXHIBIT A

                                10% SENIOR NOTE

$_________________Oklahoma City, Oklahoma ___________, 19__
         FOR VALUE RECEIVED, Alexander Energy Corporation, an Oklahoma corporation ("the Company"), promises and agrees to pay to___________________ _____________________ , a ________________________________________, or its
registered assign ("Holder") at the Bank of Boston, 100 Federal Street, Boston, Massachusetts (or such other place as Holder may designate from time to time on at least 30 days' notice to the Company), in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts, the principal sum of_____________________________ AND______ /100THS DOLLARS ($_________), and to pay interest on the unpaid principal balance thereof from the date of this Note at the rate of 10% per annum, such interest to be payable semi-annually on the last day of June and December in each year commencing with December 31, 1988, and continuing until the entire principal balance thereof is paid. The rate of interest set forth above shall be computed on the basis of a 365-day or 366-day year, as the case may be. This Note, together with all accrued unpaid interest, shall be paid June 30, 1998, provided, however, that mandatory prepayments of principal shall be due and payable in four installments of _____________________________ AND ________ /100THS DOLLARS ($___________) each commencing June 30, 1994, and continuing on June 30 each year thereafter through and including June 30, 1997; provided, however, that the amount of such prepayment due June 30, 1997, under this Note and all other 10% Secured Notes issued pursuant to the Note Agreement (as hereinafter defined) shall be reduced by an amount equal to the sum of the prepayments (if any) made pursuant to the Note Agreement and if such sum exceeds $1,000,000, such excess shall be applied to reduce the mandatory prepayments due pursuant to this Note and such other Notes in like fashion in reverse chronological order.

         Each payment made by the Company under this Note shall be made in federal or other immediately available funds before 12:00 noon, Boston time, on the date that such payment or prepayment is required to be made. Any payment received and accepted by Holder after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day.

         If the date for any payment hereunder falls on a day that is not a Business Day, then for all purposes of this Note the same shall be deemed to have fallen on the next preceding Business Day.

         The Company and each co-maker, guarantor, accommodation party, endorser, or other person or entity liable for the payment or collection of this Note expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of property at any time existing as security in connection herewith, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

         This Note is issued pursuant to and shall have the benefit of a Note Agreement between the Company and Holder, dated as of June 1, 1988. Reference is made to said Note Agreement for provisions regarding acceleration, additional mandatory prepayments, payment of attorneys' fees, disbursements, expenses, and all other purposes.

         Except as provided in such Note Agreement and except for the mandatory prepayments described herein, this Note may not be prepaid in whole or in part at any time.

         This Note is a registered note, and, as provided in the Note Agreement, is transferable on the note register of the Company upon notice to the Company accompanied by a written instrument of transfer reasonably satisfactory to the Company duly executed by, or on behalf of, the registered holder hereof. The Company may treat the person whose name appears in the note register as the owner hereof for the purpose of receiving payment as herein provided.

         It is expressly stipulated and agreed to be the intention of Holder and the Company to comply at all times with applicable laws governing the maximum rate or amount of interest payable on or in connection with this Note. Accordingly, if any of the transactions contemplated hereby would be usurious under applicable law now or hereafter governing the interest payable hereunder (including applicable United States federal law or applicable state law, to the extent not preempted by United States federal law), then, in that event, notwithstanding anything to the contrary in this Note or any other agreement entered into in connection with or as security for this Note, it is agreed as follows: (x) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, taken, reserved, or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note under no circumstances shall exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder thereof (or if such Note shall have been paid in full, refunded to the Company); and (y) in the event that maturity of this Note is accelerated by reason of an election by the holder thereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment or conversion, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to the Company, and the provisions of this Note and any other agreements entered into in connection with or as security for such Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced accordingly, without the necessity of the execution of any new document, so as to comply with the then applicable law. Determination of the rate of interest for purposes of determining whether this transaction is usurious under any applicable laws, to the full extent permitted by applicable law, shall be made by amortizing, prorating, allocating, and spreading throughout the full stated term hereof until payments in full, all sums at any time contracted for, charged, taken, reserved, or received from the Company for the use, forbearance, or detention of money in connection herewith.

         As used in this Note, the term "Business Day" means any day other than a Saturday, Sunday, or legal holiday for commercial banks under the laws of the Commonwealth of Massachusetts or any executive order issued thereunder. This Note has been made in Oklahoma City, Oklahoma, and the Company and Holder agree that this Note shall be governed by and construed in accordance with the laws of the State of Oklahoma, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The Company and Holder specifically and non-exclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Note, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state of federal courts in the Commonwealth of Massachusetts , arising out of or relating to the effect, interpretation, performance, or breach of this Note.

                                       ALEXANDER ENERGY CORPORATION

                                       By:     /s/ Bob G. Alexander
                                               --------------------
                                       Name:   Bob G. Alexander
                                               --------------------
                                       Title:  President
                                               --------------------

                                    EXHIBIT B

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED
EXCEPT IN COMPLIANCE WITH SUCH LAWS.

Warrant to Purchase 670,000 Shares
Void after 5:00 p.m., Oklahoma City, Oklahoma Time on December 31, 1993

                          ALEXANDER ENERGY CORPORATION

                             Stock Purchase Warrant

                                  June 1, 1988

              THIS CERTIFIES THAT JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY (the "Holder") is entitled to purchase from Alexander Energy Corporation, an Oklahoma corporation (the "Company"), at the price and during the period hereinafter specified, up to 670,000 shares of the Company's $0.01 per share par value Common Stock ("Common Stock"), subject to adjustment as herein provided, upon the terms and conditions set forth herein. This Warrant is issued pursuant to that certain Investment Agreement (the "Agreement") dated June 1, 1988 between the Company and the Holder.

              1. Warrant Price. This Warrant shall be exercisable by the Holder, in whole or in part, at the price (the "Warrant Price") of $1.00 per share, subject to adjustment as herein provided.

              2. Duration. This Warrant shall expire and be of no further force and effect, and the Holder shall have no right to purchase any shares hereunder, after 5:00 p.m. Oklahoma City, Oklahoma, time on December 31, 1993.

              3. Exercise of Warrant. This Warrant may be exercised at any time and from time to time within the period above specified, in whole or in part, by (a) the surrender of this Warrant (with a properly executed counterpart of the Purchase Form annexed hereto) at the Company's office (or such other office or agency of the Company as it may designate by notice of at least five days (other than Saturdays, Sundays, or legal holidays under the laws of the Commonwealth of Massachusetts) in writing to the Holder); and (b) payment to the Company of an amount equal to the Warrant Price multiplied by the number of shares of Common Stock specified in the appropriate Purchase Form. This Warrant shall be deemed to have been exercised, in whole or in part to the extent specified in the Purchase Form, immediately prior to the close of business on the date this Warrant is surrendered and payment and delivery of the appropriate agreement is made in accordance with the foregoing provisions of this Section 3, and the person or persons in whose name or names the certificates for shares of Common Stock shall be issuable upon such exercise shall thereupon be deemed the holder or holders of record of such Common Stock as of that time and date. The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten days (other than Saturdays, Sundays, or legal holidays under the laws of the Commonwealth of Massachusetts), after this Warrant shall have been so exercised. The certificate shall bear a legend regarding the unregistered nature of those shares. At the time any Common Stock is delivered pursuant to the preceding sentence, the Holder shall be entitled to receive a new Warrant identical in all respects hereto for the unexercised portion (if any) of this and any succeeding Warrant.

              4. Holder's Put Option. At any time and from time to time after December 31, 1992 and prior to 5:00 p.m., Oklahoma City, Oklahoma time on December 31, 1993, the Holder, at its option and pursuant to the terms of this
Section 4, may sell and the Company agrees to purchase, all or any portion of this Warrant not theretofore exercised or, theretofore purchased by the Company pursuant to the Warrant Call Option (hereafter defined) for a purchase price (the "Warrant Put Consideration") equal to $3.33 (adjusted in the same fashion as the Warrant Price from time to time may be adjusted pursuant to Sections 7 and 8, but with $3.33 substituted for the Warrant Price of $1.00 (as previously adjusted, if applicable) each place it appears) multiplied by the number of shares of Common Stock represented by this Warrant with respect to which such option is to be exercised (such option is herein referred to as the "Warrant Put Option"). The Holder may, upon 60 days' written notice, exercise the Warrant Put Option by surrendering this Warrant (with a properly executed counterpart of the Warrant Put Form annexed hereto) at the Company's office or such other office or agency of the Company as it may designate by notice of at least five days (other than Saturdays, Sundays, or legal holidays under the laws of the Commonwealth of Massachusetts) in writing to the Holder. Contemporaneously with the surrender by the Holder of this Warrant and the Warrant Put Form, the Company shall (a) pay to the Holder at the Bank of Boston, 100 Federal Street, Boston Massachusetts (or such other place as the Holder may designate from time to time on at least five days' notice to the Company), in federal or other immediately available funds available before 12:00 noon, Boston, Massachusetts, time on the date of such surrender, the Warrant Put Consideration and (b) shall deliver to the Holder a new Warrant identical in all respects hereto for the portion (if any) of this and any succeeding Warrant not theretofore (i) exercised by the Holder, (ii) sold to a third party, or (iii) sold to the Company pursuant to an exercise of the Warrant Put Option. The transfer of this Warrant by the Holder pursuant to the terms of this Section 4 shall be without representation or warranty of any kind, express or implied (except for a warranty of title free and clear of encumbrances). Anything herein to the contrary notwithstanding, the Holder's right to exercise the Warrant Put Option and the Company's obligation to purchase the Warrant shall be subject to and limited by the provisions of the Oklahoma General Corporation Act and the terms of the Note Agreement.

              5. Company's Call Option. At any time and from time to time prior to December 31, 1993, if the daily closing price of the Common Stock as reflected by the National Association of Securities Dealers Automated Quotations system bid and asked quotations as published in the Wall Street Journal (Southwest edition) exceeds $6.00 per share (adjusted in the same fashion as the Warrant Price from time to time may be adjusted pursuant to Sections 7 and 8, but with $6.00 substituted for the Warrant Price of $1.00 (as previously adjusted, if applicable) each place it appears) for 90 consecutive trading days, the Company, at its option and pursuant to the terms of this Section 5, may purchase, and the Holder agrees to sell, this Warrant (to the extent not theretofore exercised) for a purchase price (the "Warrant Call Consideration") equal to $3.33 (adjusted in the same fashion as the Warrant Price from time to time may be adjusted pursuant to Sections 7 and 8 but with $3.33 sub-stituted for the Warrant Price of $1.00 (as previously adjusted, if applicable) each place it appears) multiplied by the number of shares then represented by this Warrant (such option is herein referred to as the "Warrant Call Option"). The Company may, upon 60 days' written notice, exercise the Warrant Call Option by paying to the Holder at the Bank of Boston, 100 Federal Street, Boston, Massachusetts (or such other place as the Holder may designate from time to time on at least five days' notice to the Company), in federal or other immediately available funds available before 12:00 noon, Boston, Massachusetts, time on the date the Company wishes to consummate such purchase, the Warrant Call Consideration. Contemporaneously with its receipt of the Warrant Call Consideration, the Holder shall deliver this Warrant to the Company at its office or such other office or agency of the Company as it may designate by notice of at least five days (other than Saturdays, Sundays, or legal holidays under the laws of the Commonwealth of Massachusetts) in writing to the Holder. The transfer of this Warrant by the Holder pursuant to the terms of this Section 5 shall be without representation or warranty of any kind, express or implied (except for a warranty of title free and clear of encumbrances).

              6. No Rights of Stockholder. This Warrant shall not entitle any Holder to any voting rights or other rights as a stockholder of the Company, either at law or in equity.

              7. Adjustments of and Number of Shares and Warrant Price. The number of shares of Common Stock purchasable pursuant to this Warrant and the Warrant Price shall be subject to adjustment from time to time as follows:

              (a) In case the Company at any time shall issue or sell any shares of Common Stock (including shares held in the Company's treasury but not including shares issued or distributed as a result of the exercise of this Warrant) for a consideration per share less than the Warrant Price in effect immediately prior to the issuance or sale of such shares of Common Stock, or without consideration, then, and thereafter successively upon each such issuance or sale, the Warrant Price at the time of such issuance or sale shall forthwith be reduced to a price (calculated to the nearest full cent) determined by dividing (i) an amount equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Warrant Price in effect immediately prior to such issuance or sale, plus (y) the consideration, if any, received by the Company upon such issuance or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

               (b) For the purposes of any computation to be made in accordance with the provisions of Section 7(a), the following provisions shall be applicable:

               (i) in case of the issuance or sale of shares of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received by the Company for such shares after deducting commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such shares;

               (ii) in case of the issuance or sale of shares of Common Stock for a consideration other than cash or a consideration a part of which shall be other than cash, the amount of the consideration other than cash received by the Company for such shares shall be deemed to be the value as determined by an independent appraiser selected by the Board of Directors of the Company with the approval of the Holder the expense of such appraiser to be borne equally by the Company and the Holder;

              (iii) in case of the issuance of shares of Common Stock as a stock dividend or stock split, the shares shall be deemed to have been issued for no consideration at the close of business on the dividend or split record date, but if no dividend or split record date is fixed, the first day (other than a Saturday, Sunday, or legal holiday under the laws of the Commonwealth of Massachusetts) during which the transfer books of the Company shall be closed in connection with the dividend or split shall be treated as the record date; and

               (iv) the number of shares of Common Stock at any time outstanding shall not include any shares then owned or held by or for the account of the Company or any shares deliverable in respect of this Warrant until after the actual issuance of such shares, but shall include the aggregate number of shares deliverable in respect of the options, rights and convertible and exchangeable securities referred to in Section 7(c).

        (c) In case the Company at any time shall issue options or warrants or rights to subscribe for shares of Common Stock (including shares now or hereafter held in the Company's treasury), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, or without consideration, the Warrant Price as of the date of such issuance shall be reduced to a price determined by making a computation in accordance with the provisions of Section 7(a); provided, however, that

              (i) the aggregate maximum number of shares of Common Stock deliverable under such options or rights shall be considered to have been delivered at the time such options or rights were issued for a consideration equal to the minimum purchase price per share of such Common Stock provided for in such options or rights, plus the consideration, if any, received by the Company for such options or rights;

              (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange for any such exchangeable or convertible securities shall be considered to have been delivered at the time of issuance of such exchangeable or convertible securities, and for a consideration equal to the consideration received by the Company for such exchangeable or convertible securities deducting therefrom commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such exchangeable or convertible securities, plus the minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof; and

              (iii) on the expiration of such options or rights, or the termination of such rights to convert or exchange, the Warrant Price as adjusted as a result of the issuance of such options or rights shall be read-justed to such price as would have resulted had the adjustment made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of (x) the delivery of only the number of shares of Common Stock of the Company actually delivered upon the exercise, conversion or exchange of such securities and (y) the receipt by the Company only the consideration actually received by it upon the exercise, conversion or exchange of such options or rights, plus the consideration, if any, received by it for the options or rights so exercised, or, as the case may be, the consideration received by the Company for such securities so converted or exchanged, after deducting therefrom commissions or other expenses paid or incurred by it for any underwriting of, or otherwise in connection with, the issuance of such securities, plus only the consideration, if any, actually received by it upon the conversion or exchange thereof.

                 (d) Upon each adjustment of the Warrant Price pursuant to this Section, the Holder of this Warrant shall thereafter (until another such adjustment) be entitled to purchase, pursuant to this Warrant, at the then current Warrant Price the number of shares of Common Stock, calculated to the nearest full share, obtained by multiplying the number of shares Common Stock specified at the head hereof by $1.00 and dividing the product so obtained by the Warrant Price then in effect.

                 (e) Notwithstanding any other provision of this Section, no adjustment shall be made in the Warrant Price or the number of shares of Common Stock purchasable hereunder on account of options granted to the Company's employees not aggregating in excess of 600,000 shares.

                  8. Reorganization Merger, etc. If as a result of any reorganization, merger, consolidation, liquidation, recapitalization, reclassification or stock split, combination of shares or stock dividend payable with respect to such Common Stock, or any other reason, the outstanding shares of Common Stock of the Company at any time shall be increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation, appropriate adjustments in the number and kind of such securities then subject to this Warrant and the Warrant Price therefor shall be made, effective as of the date of such occurrence, so that the position of the Holder upon exercise of its Warrant will be the same as it would have been had it exercised and owned, immediately prior to the occurrence of such events, the Common Stock subject to this Warrant.

              9. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Oklahoma, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The Company and the Holder specifically and non-exclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Warrant, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state or federal courts in the Commonwealth of Massachusetts, arising out of or relating to the effect, interpretation, performance, or breach of this Warrant.

              10. Transferability and Survival. Subject to the requirements of federal or state securities laws, this Warrant shall be fully transferable by the Holder to (a) any subsidiary, parent, or affiliate of the Holder, or (b) any other person upon ten days' written notice to the Company. Any other transfer is prohibited; provided, however, that the Holder shall always have control of its assets. The Warrant Put Option shall be exercisable by and shall inure to the benefit of the transferees, successors, and assigns of the Holder to the full extent they would be exercisable if any such transferee, successor or assign was a party to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Warrant Call Option shall be void and of no further force or effect upon and to the extent of a transfer of a portion of this Warrant to a third party, provided that such transfer occurs prior to the receipt by the Holder of notice from the Company of its intent to exercise the Warrant Call Option as set forth in Section 3.

              11. Entire Aqreement. This Warrant and the Agreement constitute the entire agreement of the Holder and the Company with respect to the subject matter hereof and may not be changed or modified in any way except by written instrument executed by both the Holder and the Company.

              12. Notices. If any notice shall be required hereunder, it shall be in writing and delivered personally or by first-class United States Mail as follows:

              If to the Holder:

                   As provided in the Agreement

              If to the Company:

                   Alexander Energy Corporation
                   Triad Center
                   501 Northwest Expressway, Suite 600
                   Oklahoma City, Oklahoma  73118
                   Attention:   President

All notices shall be effective upon receipt.

              13. Successors and Assigns. The provisions of this Warrant shall be binding upon and inure to the benefit of the Holder, the Company, and their respective successors and assigns to the extent permitted herein.

               IN WITNESS WHEREOF, Alexander Energy Corporation has caused this Warrant to be signed by its duly authorized officers this first day of June, 1988.

                                     ALEXANDER ENERGY CORPORATION
                                     By: /s/ Bob G. Alexander
                                     Name:   Bob G. Alexander
                                     Title:  President



ATTEST:

/s/ Sue Barnard
    Sue Barnard, Secretary

                                  PURCHASE FORM

                  (To be signed only upon exercise of Warrant)

              The undersigned, the holder of the foregoing Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Warrant to the extent of _____ shares of Alexander Energy Corporation $.__ Par Value Common Stock, and herewith makes payment in full of the applicable Warrant Price in the amount of $_____, and the undersigned further agrees to be bound by the terms of the foregoing Warrant.

DATED:________________________________________________, 19__.


                                               ________________________________
                                               Name of Holder

                                               ________________________________
                                               Address of Holder

                                WARRANT PUT FORM

             (To be signed only upon exercise of Warrant Put Option)

               The undersigned, the holder of the foregoing Warrant, hereby irrevocably elects to exercise the Warrant Put Option as set forth in such Warrant to the extent of _____ shares of Alexander Energy Corporation $.__ Par Value Common Stock.

               DATED:_________________, 19__.


                                        ___________________________________
                                        Name of Holder

                                        ___________________________________
                                        Address of Holder

                                   EXHIBIT C

                              INVESTMENT AGREEMENT

                            Dated as of June 1, 1988

                                 by and between

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                     and

                         ALEXANDER ENERGY CORPORATION

                                TABLE OF CONTENTS

I. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

II. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF HANCOCK

          2.1      Investment Intent........................  2
          2.2      Limitation on Transfer...................  2
          2.3      Restrictive Legend.......................  2
          2.4      Corporate Authority......................  3
          2.5      Brokers and Finders......................  3

III.  COVENANTS OF THE COMPANY

          3.1      Compliance with Securities Laws..........  4
          3.2      SEC Filings..............................  4

IV.   PUT AND CALL OPTIONS

          4.1      Hancock's Put Option.....................  4
          4.2      Company's Call Option....................  5
          4.3      Adjustment...............................  6

 V.   CERTAIN RIGHTS AS SECURITIES HOLDER

          5.1      Registration Rights......................  6
          5.2      Reports.................................. 13
          5.3      NASDAQ Trading........................... 14
          5.4      Assignment............................... 14

VI.   GENERAL PROVISIONS

          6.1      Representations, Warranties, and
                   Covenants................................ 14
          6.2      No Third-Party Beneficiaries;
                   Assignability; Binding Nature............ 15
          6.3      Entire Agreement......................... 15
          6.4      Partial Invalidity....................... 15
          6.5      Notices.................................. 15
          6.6      Further Assurances....................... 16
          6.7      Rights Cumulative........................ 16
          6.8      No Waiver................................ 16
          6.9      Internal References...................... 16
          6.10     Counterpart Execution.................... 17
          6.11     Governing Law............................ 17

                              INVESTMENT AGREEMENT

              THIS INVESTMENT AGREEMENT (the "Agreement") is made and entered into as of June 1, 1988, by and between JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ( "Hancock" ), and ALEXANDER ENERGY CORPORATION, an Oklahoma corporation (the "Company").

                                   WITNESSETH:

              WHEREAS, contemporaneously with the execution hereof, the Company has delivered to Hancock that certain Warrant of even date herewith (the "Warrant") entitling Hancock and/or its permitted transferees thereunder, among other things, to purchase up to 670,000 shares of common stock, $0.01 par value, of the Company (the "Warrant Shares," including any other securities into which such stock is converted pursuant to any merger, consolidation, stock split or combination, or otherwise) at a price of $1.00 per share; and

              WHEREAS, Hancock and the Company desire to set forth their understanding with respect to certain matters relating to the Warrant, the Warrant Shares, and other matters:

              NOW, THEREFORE, the parties hereto have agreed and, by these presents, do hereby agree as follows:

                I.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              To induce Hancock to enter into the transactions contemplated by this Agreement and that certain Note Agreement of even date herewith by and between the Company and Hancock (the "Note Agreement," and capitalized used herein and not otherwise defined having the meanings given them in the Note Agreement) the Company represents and warrants to Hancock that all the representations and warranties of the Company under the Note Agreement, and all Officers' Certificate delivered at the Closing, are true and correct.

       II. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF HANCOCK

                To induce the Company to enter into the transactions contemplated hereby Hancock represents, warrants, and/or covenants (as applicable) to the Company that:

                2.1 Investment Intent. Hancock represents and warrants that it is acquiring the Warrant and, to the extent purchased, the Warrant Shares, for its own account and for the purpose of investment and not with a view to the sale or distribution thereof; provided, however, that the disposition by Hancock of its assets shall at all times remain within its control. In addition, Hancock understands that the Warrant and, to the extent purchased, the Warrant Shares have not been (and as of any given date may not have been) registered under the 1933 Act (the Company being under no obligation to effect such registration except as provided in this Agreement) and that such shares must be held indefinitely unless a subsequent disposition thereof is registered under the 1933 Act and any applicable state securities law or is exempt from such registration.

                2.2 Limitation on Transfer. Hancock covenants and agrees that it will not sell or otherwise dispose of the Warrant or, to the extent purchased, the Warrant Shares in the absence of (a) registration under the 1933 Act and applicable state securities laws, or (b) an opinion acceptable in form to the Company from counsel reasonably satisfactory to the Company (it being understood that counsel on Hancock's in-house legal staff is satisfactory counsel) or an opinion of counsel to the Company, to the effect that no registration is required for such disposition, or (c) as to the 1933 Act, a "no-action" letter from the staff of the Securities and Exchange Commission to the effect that such staff will not recommend any action to such commission if such a disposition takes place without registration.

                2.3 Restrictive Leqend. The certificates representing the Warrant Shares shall have stamped or imprinted thereon or affixed thereto a legend to the effect:

                "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE

                SOLD , PLEDGED, HYPOTHECATED OR OTHERWISE
                TRANSFERRED In THE ABSENCE OF AN EFFECTIVE
                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT
                SUCH REGISTRATION IS NOT REQUIRED."

               The Company agrees to the issuance of replacement certificates without the foregoing legend for any Warrant Shares then owned by Hancock to the extent and under the conditions permitted by paragraph (k) of rule 144 of the Securities and Exchange Commission or any successor rule or regulation.

               2.4 Corporate Authority. Hancock has, or will have at any time so required, all necessary corporate power and authority to enter into this Agreement and all other documents and instruments to be entered into pursuant hereto and to perform all the obligations to be performed by it hereunder and thereunder, including, without limitation, the purchase of the Warrants Shares, if purchased. The execution, delivery, and performance of this Agreement and all other documents and instruments to be entered into pursuant hereto have been, or will be at any time so required, duly authorized by all requisite action on the part of the officers, directors, and security holders of Hancock and each such document or instrument is, or will be when so authorized, a valid and binding obligation of Hancock, enforceable against Hancock in accordance with its terms.

               2.5 Brokers and Finders. No person or firm has, or will have, any right, interest, or valid claim against the Company or any Subsidiary, Partnership, or Joint Venture because of any agreement or undertaking by Hancock or any of its affiliates (as defined in the rules and regulations under the 1933 Act) or agents for any commission, fee, or other compensation as a result of this transaction as a finder or broker or in any similar capacity as a result of any act or omission by Hancock, any affiliate thereof (as defined above) or anyone acting on behalf of Hancock or any such affiliate. Hancock agrees to indemnify and hold harmless the Company, the Subsidiaries, the Partnerships, and the Joint Ventures from and against any and all such commissions, fees, or other compensation together with any and all claims, disputes, or other losses or costs (including, without limitation, reasonable attorneys' fees) arising from agreements or undertakings of Hancock or any of its affiliates (as defined above) or agents.

                          III. COVENANTS OF THE COMPANY

                For as long as Hancock or any person controlling, controlled by, or under common control with Hancock shall own any common stock of the Company or the Warrant shall be exercisable, the Company shall faithfully and punctually perform the following covenants:

                3.1 Compliance with Securities Laws. Neither the Company nor any agent acting on its behalf will take any action that would subject the offer or sale of the Warrant Shares, to the extent purchased, to the provisions of section 5 of the 1933 Act or the comparable provisions of any applicable state securities laws, or that would have the effect of preventing or otherwise hindering the sale of such stock by Hancock.

                3.2 SEC Filinqs. The Company shall make all filings required by section 12(g) of the Securities Exchange Act of 1934, as amended, that may be necessary or appropriate 'to permit Hancock or such other Person to dispose of such stock under the provisions of rule 144 (other than rule 144(k)) of the Securities and Exchange Commission.

                            IV. PUT AND CALL OPTIONS

                4.1 Hancock's Put Option. At any time and, from time to time after December 31, 1992, and prior to 5:00 p.m., Oklahoma City, Oklahoma time on December 31, 1993, Hancock, at its option and pursuant to the terms of this Section 4.1, may sell, and the Company agrees to purchase, all or any of the shares of stock of the Company acquired pursuant to an exercise of the Warrant and not theretofore purchased by the Company pursuant to the Stock Call Option (hereafter defined) for a purchase price (the "Stock Put Consideration") equal to $4.33 multiplied by the number of shares of stock to be so sold and purchased (such option herein referred to as the "Stock Put Option"). Hancock may, upon 60 days' written notice, exercise the Stock Put Option by surrendering share certificates, duly endorsed in blank, representing not fewer than the number of shares of stock that Hancock wishes to sell to the Company at the Company's office or such other office or agency of the Company as it may designate by notice of at least five days (other than Saturdays, Sundays, or legal holidays under the laws of the Commonwealth Massachusetts) in writing to Hancock. Contemporaneously with the surrender by Hancock of such share certificates the Company shall (a) pay to Hancock at the Bank of Boston, 100 Federal Street, Boston Massachusetts (or such other place as Hancock may designate from time to time on at least five days' notice to the Company), in federal or other immediately available funds available before 12:00 noon, Boston, Massachusetts time, on the date of such surrender, the Stock Put Consideration and (b) shall deliver to Hancock certificates representing a number of shares of stock equal to the difference (if any) between the number of shares of stock represented by the share certificates surrendered to the Company in connection with the exercise cf such Share Put Option and the number of shares of stock sold to the Company pursuant to the exercise of such Stock Put Option. The transfer of the shares of stock by Hancock pursuant to the terms of this Section 4.1 shall be without representation or warranty of any kind, express or implied (except for a warranty of title free and clear of encumbrances). Anything herein to the contrary notwithstanding, Hancock's right to exercise the Stock Put Option and the Company's obligation purchase shares of stock of the Company pursuant thereto shall be subject to and limited by the provisions of the Oklahoma General Corporation Act and the terms of the Note Agreement.

               4.2 Company's Call Option. At any time and from time to time prior to December 31, 1993, if the daily closing price of the Common Stock as reflected by the National Association of Securities Dealers Automated Quotations system bid and asked quotations as published in the Wall Street Journal (Southwest edition) exceeds $6.00 per share for 90 consecutive trading days, the Company, at its option and pursuant to the terms of this Section 4.2, may purchase, and Hancock agrees to sell, all but not fewer than all the shares of stock of the Company acquired by Hancock pursuant to an exercise of the Warrant for a purchase price (the "Stock Call Consideration") equal to $4.33 multiplied by the number of shares of stock to be so purchased and sold (such option is herein referred to as the "Stock Call Option"). The Company may, upon 60 days' written notice, exercise the Stock Call Option by paying to Hancock at the Bank of Boston, 100 Federal Street, Boston, Massachusetts (or such other place as Hancock may designate from time to time on at least five days' notice to the Company), in federal or other immediately available funds available before 12:00 noon, Boston, Massachusetts time, on the date the Company wishes to consummate such purchase, the Stock Call Consideration. Contemporaneously with its receipt of the Stock Call Consideration, Hancock shall deliver share certificates, duly endorsed in blank, representing the shares to be purchased and sold to the Company at its office or such other office or agency of the Company as it may designate by notice of at least five days (other than Saturdays, Sundays, or legal holidays under the laws of the Commonwealth of Massachusetts) in writing to Hancock. The transfer of the shares of stock by Hancock pursuant to the terms of this Section 4.2 shall be without representation or warranty of any kind, express or implied (except for a warranty of title free and clear of encumbrances).

               4.3 Adjustment. If an event of the type described in Section 8 of the Warrant shall occur following the issuance of any Warrant Shares, the number of shares to be purchased and the $4.33 figure in Sections 4.1 and
4.2 shall be adjusted in the same manner as is described in Section 8 of the Warrant.

                     V. CERTAIN RIGHTS AS SECURITIES HOLDER

               5.1 Reqistration Riqhts. (a) Promptly (and in no event more than 60 days) after the written request of Hancock, the Company shall file a registration statement under the 1933 Act covering all Registrable Common Shares (as hereinafter defined) that Hancock desires to register and shall use its best efforts to cause such registration statement to become effective as soon as practicable. Such written request shall include a designation of the number of Registrable Common Shares to be registered. The Company shall not, however, be required to file a registration statement with respect to fewer than 100,000 Registrable Shares, unless there are then fewer than 100,000 Registrable Shares outstanding. If such offering is to be underwritten, the Company shall have the right to select the managing underwriters, subject to the consent of Hancock, which shall not be unreasonably withheld. Except for and subject to the rights, terms, and provisions contained in the Investment Agreement (the "Energy Reserves Agreement") dated as of December 12, 1985, by and between Energy Reserves, Inc., a Wyoming corporation ("Energy Reserves"), and the Company, no other Person (including the Company) shall be entitled to include any securities in any registration pursuant to this Section 5.1(a) without the consent of Hancock. If a registration pursuant to this Section 5.1(a) is commenced but has not become effective or becomes effective but fails to remain effective for such period not exceeding nine months, as Hancock may specify, the parties hereto agree that, for purposes of this Section 5.1(a), such registration shall be deemed not to have taken place and Hancock shall remain entitled to demand such registration pursuant to this Section 5.1(a); provided, however, that such right shall be deemed to have been satisfied as of the date on which a registration made pursuant to and in accordance with this
Section 5.1(a) has been effective for such specified period. In the event that Energy Reserves notifies the Company of its election to exercise its registration rights under the Energy Reserves Agreement within 30 days after its receipt of the Company's notice of a proposed filing of a registration statement requested by Hancock under this Section 5.1(a), and the managing underwriters advise the Company that in their opinion the inclusion of the total number of shares requested for inclusion would materially and adversely affect the distribtion, only that number of shares that in the underwriter's opinion would not have such an effect shall be included in the registration statement. In the latter event, Energy Reserves and Hancock shall be entitled to include shares in the registration statement in the ratio that the number of shares owned by each that are entitled to registration bears to the aggregate number of shares owned by both of them which are entitled to registration. Notwithstanding the foregoing, if the number of shares that Hancock could include would be reduced as aforesaid, Hancock may withdraw its demand with the effect that such demand shall be deemed to not have been made. The Company shall not be required to effect more than two registrations pursuant to this Section 5.1(a); provided, however, if after Hancock has received two demand registrations under this
Section 5.1(a) it has not disposed of all of its Registrable Common Shares, Hancock shall have one additional demand registration pursuant to this Section 5.1(a) but shall pay a percentage of the costs thereof that the Company otherwise would pay pursuant to Section 5.1(f)(iii) equal to the ratio that the number of Registrable Common Shares that were included in Hancock's second demand registration bears to the total number of Registrable Common Shares that Hancock requested to be registered in such registration.

              (b) If the Company at any time shall propose to register any of its securities under the 1933 Act for its own account or the account of any security holders (other than a registration pursuant to Section 5.1(a) or any registration relating to a merger or other business combination transaction), it shall promptly give written notice to Hancock of its intention to do so. Subject to Section 5.1(a) and (c), the Company shall include in such registration such Registrable Common Shares as Hancock shall specify in a written notice delivered to the Company within 30 days after its receipt of the Company's notice of the proposed filing of the registration statement; provided, however, that the Company may withdraw or cease proceeding with the registration of its securities for any reason without liability to Hancock. Nothing contained in this Section 5.1(b) shall be construed to limit or otherwise prejudice the registration rights provided Hancock in Section 5.1(a); provided, however, that if such registration shall be made at the request of Energy Reserves and if, pursuant to
Section 5.1(c) and the similar provisions in. the Energy Reserves Agreement, the total number of shares that Energy Reserves requested to be registered shall not be registered, Hancock shall be required to pay, on the exercise of its second registration pursuant to Section 5.1(a), a percentage of the cost thereof that the Company otherwise would pay pursuant to Section 5.1(f)(iii) equal to the ratio of the number of Registrable Common Shares that were included in such registration requested by Energy Reserves bears to the total number of Registrable Common Shares that Hancock requested to be registered.

              (c) If the proposed registration of securities by the Company referred to in Section 5.1(b) is an underwritten registration and the managing underwriters advise the Company in writing that, in their opinion, the amount of Registrable Common Shares proposed to be included in such registration statement, together with any shares proposed for inclusion by Energy Reserves, is likely to materially and adversely affect the distribution of the securities originally proposed to be registered, Hancock and Energy Reserves shall be entitled to include in such registration statement only such aggregate number of shares as would not, in the opinion of such underwriters, materially and adversely affect the distribution. In the latter event, Energy Reserves and Hancock shall be entitled to include such aggregate number of shares in the registration statement in the ratios that the number of share owned by each that are entitled to registration bears to the aggregate number of shares owned by both of them that are entitled to registration.

              (d) If any proposed registration would, in the opinion of the Board of Directors of the Company, determined reasonably and in good faith, substantially and adversely affect the business of the Company or a transaction or negotiation pending at the time (provided a written notice specifying the reasons for such judgment by the Board of Directors is promptly delivered by the Company to Hancock), then the Company may defer, for a period not exceeding 120 days from the date of first request for registration by Hancock, the filing of a registration statement with respect to such Registrable Common Shares; provided, however, that, in the case of a registration right afforded by Section 5.1(b), the Company shall not be obligated to file such a deferred registration statement for any transferee who is not an affiliate (as that term is defined in the rules and regulations under the 1933 Act) of Hancock unless such transferee has requested registration of at least 100,000 shares of Registrable Common Shares.

              (e) For purposes hereof, the term "Registrable Common Shares" shall include all shares of Warrant Stock purchased by Hancock regardless of whether such shares of Warrant Stock have been sold or transferred, except that such term shall not include any shares of common stock of the Company that previously have been sold or transferred pursuant to an effective registration statement or pursuant to rule 144 of the Securities and Exchange Commission.

        (f)   Registration of Registrable Common Shares pursuant to Section 5.1
(a) or (b) shall be subject to the following:

              (i) The Company shall file such amendments and supplements to the registration statement and the related prospectus and take such other action as may be necessary to keep the registration statement effective and to comply with the 1933 Act for such period, not exceeding nine months (or two years in the case of shelf registration pursuant to rule 415 of the Securities and Exchange Commission) from the original effective date of the registration statement, as Hancock may request.

              (ii) The Company shall take such action under the securities laws of such states as Hancock reasonably shall request; provided, however, that the Company shall not be required by this Section 5.1(f)(ii) to qualify to do business as a foreign corporation, or to file any general consent to service of process, in any state.

              (iii) Except to the extent prohibited by applicable state securities laws or as provided in the last sentence of Section 5.1(a), all expenses incurred by the Company in complying with this Article V, including, without limitation, all registration and filing fees, including necessary blue sky filing fees and expenses, printing expenses, and fees and disbursements of counsel and auditors for the Company, shall be paid by the Company; provided, however, that any other underwriting expenses, including, without limitation, fees of underwriter's counsel and underwriter's selling expenses, brokerage fees, discounts, or commissions, shall be prorated among all selling shareholders and the Company as issuer. Applicable insurance or stock transfer taxes incurred by Hancock in connection with transfers pursuant to such registration, or any fees of counsel to Hancock, shall be paid by Hancock.

              (iv) The Company shall not be required to effect registration with respect to a distribution of the

Registrable Common Shares pursuant to Section 5.1(a) or (b) if Hancock shall not have provided such information and executed such documents (including an underwriting agreement containing representations, warranties, conditions, and indemnification provisions customarily included in underwriting agreements for similar offerings then used by the managing underwriter, if any, for the sale of those Registrable Common Shares as are to be registered) as may reasonably be required by the managing underwriter.

              (v) The Company shall not be required to furnish any annual reports, filings with the Securities and Exchange Commission, or audited financial statements at the request of Hancock other than those statements customarily prepared at the end of its fiscal quarter or year or otherwise prepared pursuant to a registration under Section 5.1(b), unless Hancock agrees to reimburse the Company for the out-of-pocket costs incurred by the Company in the preparation of such other reports, filing, and statements.

              (vi)   the Company shall indemnify and hold harmless
Hancock, each Person who under the 1933 Act is deemed a controlling person of Hancock, and each underwriter of Hancock against any losses, claims, damages, or liabilities to which Hancock or any such controlling person or underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) shall arise out of or be based upon any untrue or allegedly untrue statement of any material fact contained in the registration statement, any related prospectus or preliminary prospectus, or any amendment or supplement to the registration statement or any prospectus or preliminary prospectus, or upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse any legal or other expenses reasonably incurred by Hancock or any such controlling person or underwriter in connection with investigating or defending against any such loss, claim, damage, liability, or action;
provided, however, that the Company
shall not be liable to Hancock or any such controlling person or underwriter for any losses, claims, damages, liabilities, or actions insofar as the same shall arise out of or be based upon any such untrue statement or omission made in reliance upon and conformity with written information furnished by Hancock or any such controlling person or underwriter seeking indemnification hereunder to the Company for use in the registration statement, prospectus, preliminary prospectus, amendment, or supplement. Hancock shall indemnify and hold harmless the Company, each Person who under the Act is deemed a controlling person of the Company, and each underwriter of the Company against any losses, claims, damages, or liabilities to which the Company or any such controlling person or underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) shall arise out of or be based upon any untrue or allegedly untrue statement of any material fact contained in the registration statement, any related prospectus or preliminary prospectus, or any amendment or supplement to the registration statement or any prospectus or preliminary prospectus, or upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but insofar and only insofar as the same shall arise out of or be based on any untrue statement or omission made in reliance on and in conformity with information furnished by Hancock to the Company in writing for use in such document, and shall reimburse any legal or other expenses reasonably incurred by the Company or any such controlling person or underwriter in connection with investigating or defending against any such loss, claim, damage, liability, or action.

               (vii) Hancock shall not be entitled to request registration or inclusion in a registration of its Registrable' Common Stock pursuant to Section 5.1(a) or (b) at any time after all Registrable Common Shares have been covered by a registration statement or registration statements filed and effective under the 1933 Act for such period, not exceeding nine months, as Hancock may specify.

               (g) If the Securities and Exchange Commission shall adopt new procedures or forms for public resales of restricted securities, the Company shall take such action as reasonably may be requested by Hancock to permit public resales of the Registrable Common Stock pursuant to such new procedures or forms.

               (h) If the Company at any time in the future should list its common stock on a securities exchange, to the extent permitted by such exchange's rules, the Company shall include all shares of common stock of the Company owned by Hancock in such listing at no cost to Hancock.

       5.2 Reports. (a) As long as Hancock or any Person controlling, controlled by, or under common control with Hancock is the record holder of the Warrant or any Warrant Shares, the Company shall furnish to such holder, within 120 days after the end of each fiscal year, an annual report and a copy of its Form 10-K as filed with the Securities and Exchange Commission for such period. In addition, the Company shall furnish to such holder, within 45 days after the end of each fiscal quarter ending in June, September, and December, a copy of its Form 10-Q as filed with the Securities and Exchange Commission for such period.

               (b) The Company shall permit Hancock and its affiliates (as that term is defined in the rules and regulations under the 1933 Act) or their designated representatives, and shall permit Hancock's transferees who are not affiliates of Hancock and who own at least 134,000 shares of Warrant Shares, full access during normal business hours to the books and records of the Company and the Affiliates. Hancock shall not, and any transferee shall agree that it will not, disclose or divulge to any Person (other than its employees, auditors, counsel, or other consultants) any written information furnished by the Company that is expressly identified as confidential or proprietary in writing at the time of its delivery to Hancock or the transferee and will keep confidential any such information; provided, however, that Hancock or the transferee shall not be obligated to treat as confidential any information (a) that is or becomes publicly available or readily ascertainable from public sources or that Hancock or the transferee receives from a third party (other than the Company's employees, auditors, or counsel), (b) as may be required or appropriate in any report, statement, or testimony submitted to any municipal, state, or federal regulatory body having or claiming to have jurisdiction over Hancock or the transferee or to the National Association of Insurance Commissioners or similar organizations or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) to the extent that Hancock or the transferee believes it appropriate to comply with any law, order, regulation, or ruling applicable to it, and (e) to the extent that Hancock or the transferee believes it appropriate to disclose such information to a prospective transferee, but only to the extent that such prospective transferee shall agree to be subject to the same terms and conditions described in this sentence and that such disclosure is not in violation of applicable securities laws.

                5.3 NASDAQ Trading. Neither the Company or any Affiliate nor any director, officer, or employee of the Company, shall perform or allow any act to be performed that would cause the common stock of the Company to cease to be quoted by the National Association of Securities Dealers Automated Quotations system.

                5.4 Assignment. Subject to the limitation on the right of access by any transferee set forth in Section 5.2(b), Hancock may transfer or assign all or any part of its rights under this Article V to any transferee or assignee of the Warrant Shares.

                             VI. GENERAL PROVISIONS

                6.1 Representations, Warranties, and Covenants. (a) All representations, warranties, and covenants herein shall survive the closing of the issuance of the Warrant and the purchase of any Warrant Shares.

                (b) Each party hereto hereby agrees to defend, indemnify, and hold harmless each other party against and in respect of (i) all liability, loss, damage, or deficiency resulting from any misrepresentation or breach of warranty by the indemnifying party in this Agreement, or in any certificate or other instrument furnished by or on behalf of the indemnifying party pursuant to this Agreement, or from noncompliance by the indemnifying party with any provisions of this Agreement, and (ii) all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses (including, without limitation, attorneys' fees) incident to any of the foregoing.

                 6.2 No Third-Party Beneficiaries; Assignability; Binding Nature. Nothing in this Agreement (express or implied) is intended or shall be construed to confer upon any Person not a party hereto any right, remedy, or claim under or by reason of this Agreement. Except as expressly provided herein, the rights and duties of the parties hereunder are not assignable; provided, however, that Hancock may assign this Agreement or any portion hereof to any affiliate (as that term is defined in the rules and regulations under the 1933
Act) of Hancock. Subject to the prior provisions of this Section 6.2, this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

                6.3 Entire Agreement. This Agreement and the Warrant constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties hereto in connection therewith and may not be amended or modified in any manner except by an instrument in writing executed by the parties hereto.

                6.4 Partial Invalidity. In case any one or more of the covenants, agreements, or provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining covenants, agreements, or provisions hereof shall be in no way affected, prejudiced, or disturbed thereby.

                6.5 Notices. All notices, consents, approvals, requests, demands, or other communications required or permitted to be given hereunder shall be in writing, shall be given by mail, return receipt requested, postage prepaid, prepaid telegram with confirmation of delivery obtained, or personally delivered with confirmation of delivery obtained, and shall be deemed to have been duly given when received at the address specified below:

                If to the Company:

                Alexander Energy Corporation
                Triad Center
                501 Northwest Expressway, Suite 600
                Oklahoma City, Oklahoma 73118
                Attention: President

                If to Hancock:

                As provided in the Note Agreement

Any party shall have the right to change its address for notice hereunder from time to time to such other address within the continental United States of America as may hereafter be furnished in writing by such party to the other parties hereto.

                6.6 Further Assurances. Each party hereto from time to time shall do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by the other party to establish, maintain, or protect the respective rights and remedies of the parties hereto and to carry out and effect the intentions and purposes of this Agreement.

                6.7 Rights Cumulative. The rights and remedies granted to the parties under this Agreement shall not be exclusive rights and remedies but shall be in addition to all other rights and remedies available at law or in equity.

                6.8 No Waiver. The failure of any party hereto to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

                6.9 Internal References. Unless otherwise specified, all references in this Agreement to "Articles" and "Sections" are to Articles in Sections of this Agreement.

                6.10 Counterpart Execution. This Agreement may be executed in a number of counterparts, each of which shall have the force and effect of an original although constituting but one instrument for all purposes.

                6.11 Governing Law. The parties hereto specifically agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The parties hereto specifically and non-exclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Agreement, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state or federal courts in the Commonwealth of Massachusetts, arising out of or relating to the effect, interpretation, performance, or breach of this Agreement.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 JOHN HANCOCK MUTUAL LIFE
                                    INSURANCE COMPANY

                                 By:
                                 Name:
                                 Title:

                                 ALEXANDER ENERGY CORPORATION

                                 By: /S/ Bob G. Alexander
                                 Name:   Bob G. Alexander
                                 Title:  President

                                                                       EXHIBIT D

                          ALEXANDER ENERGY CORPORATION
                                STOCK OWNERSHIP

                                            Actual Shares          Outstanding
                                                Owned                Options
                                           ----------------        -----------
EMPLOYEE OWNERSHIP
  Officers and Directors
    Bob G. Alexander                               -                       -
      Lila Alexander                         852,417(1)                    -
    Roger G. Alexander                        53,600                  42,000
    Jim L. David                             867,415(2)                    -
    David E. Grose                            41,000                  10,000
    M. Sue Barnard                               250                   4,000
    Russell E. Christiansen                        -(3)                    -
    DeWayne R. VonFeldt                      190,131(2)                    -

  Other Employees
    Original employees                       503,487                       -
    Employees hired subsequent
      to public offering                           -                  67,000
                                           ---------                 -------
                                           2,488,900                 123,000

  Former Employee(s)                         562,200                       -

INSTITUTIONAL OWNERSHIP
  Liberty National Bank & Trust
    Company and Liberty National
    Corporation - shared invest-
    ment and voting power                    677,331

  John Hancock Mutual Life
    Insurance Company                        314,735                  78,684

  Energy Reserves, Inc., a
    wholly owned subsidiary of
    Midwest Energy Company                   314,735(3)               78,684

  American National Bank &
    Trust - Chicago                           57,100                       -

  First Wilshire Securities
    Management Inc.                           18,800                       -

  Over-the-Counter Securities                142,000                       -

  Wellington Management                      286,000(4)                    -

  Bank of California                          10,000                       -
                                           ---------                 -------
                                           1,820,701                 157,368

OPEN MARKET OWNERSHIP                      2,432,565                       -

OTHER OUTSTANDING STOCK OPTIONS
  Brooks Hall                                      -                 220,000
                                                                     -------
TOTAL OUTSTANDING SHARES OF AEC
  COMMON STOCK AND OUTSTANDING
  OPTIONS                                  7,304,366                 500,368
                                                                     =======
TREASURY STOCK                               696,060
                                           ---------
TOTAL ISSUED SHARES OF AEC
  COMMON STOCK                             8,000,426
                                           =========


(1) Lila Alexander is the former wife of Bob G. Alexander. Mr. Alexander maintains the voting rights for these shares.

(2)   Amounts shown include both direct and indirect beneficial ownership.

(3) Mr. Christiansen, as Chairman of the Board of Energy Reserves, Inc. and Midwest Energy Company, has beneficial interest in these shares and may exercise influence of their vote.

(4) Amount shown was verified by Binkley Shorts of Wellington Management as of March 9, 1988.

                                   EXHIBIT E

                 SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES

A.    Subsidiaries

      1.    Edwards & Leach Oil Company

            a.    Date of Incorporation - December 1, 1980
                  State of Incorporation - Delaware

            b.    Shares of Common Stock Authorized - 3,000
                  Shares of Common Stock Issued     - 1

                  Alexander Energy Corporation wholly owns (100%) the issued stock of Edwards & Leach Oil Company. This subsidiary accounts for 25% or more of consolidated net worth, consolidated net income, or consolidated net cash flow of the Company as reflected in the financial statements described in Section 2.3.

      This Subsidiary accounts for 25% or more of Consolidated Net Worth, Consolidated Net Income or Consolidated Cash Flow of the Company as reflected in the financial statements described in Section 2.3 of the Agreement.

B.    Partnerships and Joint Ventures

      ELOC 1981 Program, Ltd.
      ELOC 1982-A Program, Ltd.
      Alexander Energy 1983 Program, Ltd.
      AEJH 1985 Limited Partnership
      AEER 1985 Limited Partnership
      AEJH 1987 Limited Partnership
      AEJH 1987-A Limited Partnership
      Oak Grove Gas Gathering System, a Joint Venture

                                   EXHIBIT F

                                   LITIGATION

1. The Company is a named party in a lawsuit, Ralph L. Harvey ("Harvey") v. ELOC, ELOC 1982-A Program, Ltd. (the "Program") and the Company, brought in the Oklahoma County, Oklahoma, District Court on January 10, 1986, pursuant to which Harvey, as a limited partner in the Program, alleges that ELOC, the Program and the Company breached their fiduciary duties to him in connection with the Program's exploration activities. Harvey alleges the Company, as the parent of ELOC, the general partner of the Program, is liable for the breach of these duties because it allegedly controlled ELOC. Harvey also contends a contract was created between ELOC, the Program and Harvey and that the actions of ELOC and the Program constitute a breach of that contract. Harvey seeks actual damages of $1,000,000 and punitive damages of $250,000. The punitive damage claim is only against ELOC and the Company. The Company is vigorously defending the suit and is proceeding to initiate discovery. Management of the Company believes the suit to be frivolous and totally without merit.

2. Samson Resources Company v. Edwards & Leach Oil Company ("ELOC"), et. al, Case No. C-82-245, filed in the District Court of Dewey County, Oklahoma. Samson sued ELOC for nonpayment of $254,607, plus interest and attorney fees, which represents ELOC's share of cost associated with the recomple-tion of the Clark 11-8 well. ELOC filed a counter-claim against Samson, denying responsibility for such costs due to Samson's negligence during the operation. The Company assumed ELOC's responsibility upon its merger with ELOC.

                                   EXHIBIT G

                            CERTAIN LOANS AND LIENS


A. Secured note payable to bank, interest at prime (10% at May 16, 1988); balance of $2,808,001 at May 16, 1988. This is a $6,000,000 line of credit due October 1988, limited to a borrowing base of $4,000,000, which is determined based on the bank's evaluation of the Company's semi-annual reserves study. A 1/2% commitment fee is payable on the unused portion of the revolving credit.

B. 7% convertible debenture due in quarterly installments of $71,500, plus interest until 1991, at which time the balance is due, convertible into common stock of the Company at $7.00 per share. Balance of $6,024,126 at May 16, 1988.

C. Secured note payable to bank, interest at prime (10% at May 16, 1988); balance of $402,133 at May 16, 1988, due in monthly installments of $25,,133, plus interest until retired in August 1989.

D. Adjustable rate mortgage note (8..92% at May 16, 1988) is secured by real estate and is due in monthly installments until 2014. Current payment is $1,761 monthly,, with $211,782 outstanding at May 1988.

E. Unsecured notes payable to officer/director, due in monthly installments of $3,029 for amortization of $90,889 amount. Interest due quarterly at prime (10% at May 16, 1988) with an additional $50,000 of principal due October 1996, unless accelerated by holder to a four year pay-out retroactive from October 1986.

F. Unsecured note payable to former employee/stockholder, due in monthly installment of $4,651, plus interest at prime (10% at May 16, 1988) until September 1989. Current balance at May 1988 is $74,416.

G. Current liabilities including accounts payable, revenues payable, accrued liabilities and other liabilities due within one year.

    Borrowings under the line of credit (described in A above) and the Secured Credit Agreement (described in B and C above) are secured by a mortgage on substantially all oil and gas properties. The terms of the agreements include, among other terms, a minimum net worth requirement, a prohibition on the payment of dividends, a restriction on sale of assets, mergers and acquisition of treasury stock, and a limitation on the incurrence of additional indebtedness.

                                  EXHIBIT H

                                  INSURANCE

Property & Casualty


  Type of Coverage                Carrier                Term           Limits                Policy Number
  ----------------                -------                ----           ------                -------------
Comprehensive            Mid-Continent Casualty Co.   12/15/87-88     $1,000,000                GL 110403
General Liability

Excess Liability         Pacific Insurance Company    12/15/87-88     $5,000,000                PI 69119
Umbrella                                                              excess of primary

Excess Liability         Transamerica Insurance       12/15/87-88     $2,000,000                XLX 1300827
Umbrella                 Company                                      excess of
                                                                      $5,000,000

Commerical               Mid-Continent Casualty Co.     4/1/88-89     $1,000,000                GLA 52115
Automobile

Workers' Compensation    Mid-Continent Casualty Co.     4/1/88-89     Statutory Limits          WC 100241
and Employers'
Liability

Control of Well and      New Hampshire through          4/1/88-89      $2MM to 10,000'          PMI 87109
Operators Extra          Petroleum Marine Insurance                    $3MM below
Expense                  Inc., Houston, TX                             10,000'

Personal Property        Employers National           12/15/87-88      $250,000                 164482
(office contents,        Insurance Company
computers and
software)

Valuable Papers          Mid-Continent Casualty Co.   12/15/87-88      $100,000                 SP 26470

Commercial Property      Cigna Insurance Company of    1/12/88-89      $300,000                 TCP DI 80 58
& General Liability      Texas                                                                  45 5



Employee


  Type of Coverage                Carrier                Term              Policy Number
  ----------------                -------                ----              -------------

Health, Life and AD&D    Association Life Insurance     8/1/87-88       Group 11765 Unit 6152
                         Company Inc.

Supplemental Life        Principal Mutual Life          8/1/87-88       M50682-1
                         Insurance Company

Dental                   Security Benefit Life          8/1/87-88       GDB A0455-0001
                         Insurance Company

Long-Term Disability     Union Life Insurance Company   8/1/87-88       0300210
                         of America

                                   EXHIBIT I


                               CERTAIN AGREEMENTS

Secured Credit Agreement by and between the Company and Liberty National Bank and Trust Company, Oklahoma City, Oklahoma, dated June 6, 1984, and including First Amendment (November 30, 1984), Second Amendment (November 4, 1985), Third Amendment (January 24, 1986) and Fourth Amendment (October 24, 1986).

Revolving line of credit (Note #402) as last amended on October 29, 1987.

                                   EXHIBIT J

                        AGREEMENTS TO REPURCHASE STOCK

Pursuant to certain Employee Stock Purchase Agreements entered into as of the 6th day of November, 1981, by and between the Company and individuals who were employed by the Company at said date (the "Agreements"), the Company has the right of first refusal to repurchase those shares of Company common stock subject to the Agreements upon (a) the employee's termination of employment with the Company or (b) the employee's receipt of a bona fide offer from a third party to purchase all or part of his shares of Company common stock. The Company is in no way obligated to repurchase said common stock.

Those individuals and the number of shares of Company common stock subject to the above Agreements are as follows:

       Donna Kay (nee: Ports) Alexander               94,000
       F. Wayne Campbell                              75,000
       Jim L. David                                  847,415
       David E. Grose                                 41,000
       Kim A. Lockwood                                92,000
       Randy T. McKenzie                              50,000
       Connie K. Vinyard                              11,500

The Company has a conditional obligation to repurchase limited partnership interests in ELOC 1981 Program, Ltd., ELOC 1982-A Program, Ltd. and Alexander Energy 1983 Program, Ltd. The Company has a right of first refusal to purchase shares pursuant to the John Hancock and Energy Reserve Investment Agreements.

                                   EXHIBIT K

                           [McAFEE & TAFT LETTERHEAD]

                                  June 1, 1988


John Hancock Mutual Life Insurance
  Company
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117

          Re:  Alexander Energy Corporation

Ladies and Gentlemen:

     We have acted as counsel to Alexander Energy Corporation, an Oklahoma corporation (the "Company"), in connection with the authorization, execution, and delivery of that certain Note Agreement of even date herewith (the "Agreement"), by and between you and the Company and that certain Investment Agreement of even date herewith by and between you and the Company, and the issuance and sale by the Company to you of that certain 10% Senior Note of even date herewith in the original principal amount of $5,000,000.00 (the "Initial Note") and of that certain Stock Purchase Warrant of even date herewith. Capitalized terms used in this opinion not otherwise defined have the meanings given to them in the Agreement.

     In connection with this opinion, we have examined original executed counterparts of the Agreement, the Investment Agreement, and the Officers' Certificates delivered at the closing under the Agreement, the Initial Note, and the Warrant. We also have examined the originals or duplicate copies certified to our satisfaction of the articles of incorporation and the bylaws of the Company and the Subsidiaries, such other corporate and other records of the Company, the Subsidiaries, the Partnership, and the Joint Ventures as we have deemed appropriate, and such other documents, instruments, and records as we have deemed appropriate. We have assume the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity to originals of all documents and records submitted to us as copies.

     Based on the foregoing, having due regard for such legal consideration as we deemed relevant, and subject to the qualifications hereinafter set forth, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has all requisite power and authority and all necessary licenses and other governmental authorizations to own and operate its Properties and to conduct its business as such business is now and has heretofore been conducted and as presently proposed to be conducted. The Company is duly qualified, authorized to do business, and in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, including, without limitation, the States of Arkansas, California, Colorado, Kansas, Louisiana, Montana, Nebraska, New Mexico, Texas, and Wyoming. The authorized number of shares of common stock of the Company is 20,000,000, par value $0.01 per share, and the Company is not authorized to issue any other form of stock or equity security. As of the date hereof, 7,304,366 shares of such common stock are issued and outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid, and nonassessable, were issued in compliance with applicable securities laws, and are owned of record as shown on Exhibit D to the Agreement.

     2. To our knowledge, Exhibit E to the Agreement correctly lists all Subsidiaries of the Company as of the date of this Agreement and, as to each such Subsidiary, (i) its name, (ii) the jurisdiction of its incorporation, and
(iii) the percentage of its issued and outstanding shares owned of record by the Company or another Subsidiary (specifying such other Subsidiary). Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and all necessary licenses and other governmental authorizations to own and operate its Properties and to conduct its business as such business is now and has heretofore been conducted and as presently proposed to be conducted, and is duly qualified, authorized to do business, and in good standing as a foreign corporation in each jurisdiction where the character of its Properties or where the nature of its activities makes such qualification necessary. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, and nonassessable, all such shares indicated in Exhibit E to the Agreement as being owned by the Company or by any other Subsidiary are held of record by the Company or its nominees as specified on Exhibit E to the Agreement or by such other Subsidiary or its nominees as specified on Exhibit E to the Agreement, and to our knowledge there is no outstanding right, regardless of whether currently exercisable, to acquire any capital stock of any Subsidiary the Net Worth of which (i) exceeds 2% of Consolidated Net Worth, or (ii) when aggregated with the Net Worth of all other Subsidiaries as to which there are such outstanding rights, exceeds 5% of Consolidated Net Worth.

     3. The Company has all necessary corporate power and authority to enter into the Agreement and the Investment Agreement, to issue and sell the Notes and the Warrant, and to perform all of the obligations to be performed by it thereunder. The execution, delivery, and performance of the Agreement, the Notes, the Investment Agreement, and the Warrant have been duly authorized by all requisite action on the part of the officers, directors, and security holders of the Company, and each of the Agreement, the Investment Agreement, the Warrant, and the Initial Note constitutes, and each of the other Notes and the stock to be issued pursuant to the Warrant when executed, delivered, and (if applicable) paid for in accordance with the terms of the Agreement and the Warrant will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms.

     4. The Company or a Subsidiary is a partner (and if such Partnership is a limited partnership, is a general partner) in the Partnerships and is a party to the Joint Ventures described on Exhibit E to the Agreement. To our knowledge, none of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures has any equity interest in any Person other than the Subsidiaries and the Company's and the Subsidiaries' interests in the Partnerships and the Joint Ventures described in Exhibit E to the Agreement.

     5. Except as set forth in Exhibit F to the Agreement, to our knowledge there is no action, suit, proceeding, arbitration, or investigation pending or threatened against the Company or any Subsidiary, Partnership, or Joint Venture, or involving any of their assets, or against any employee, officer, director, stockholder, or partner thereof in his capacity as such or relating to his activities with the Company or any Subsidiary, Partnership, or Joint Venture, that might result in any material and adverse change in the Properties, business, prospects, profits, or condition (financial or otherwise) of the Company or any Subsidiary, Partnership, or Joint Venture, or the ability of the Company to perform its obligations under the Agreement, the Notes, the Investment Agreement, or the Warrant, or the ability of the Company or any Subsidiary, Partnership, Joint Venture to perform any agreement entered into in connection herewith, and aware of any fact that might result in or form the basis for any such action, suit, proceeding, arbitration, or investigation. To our knowledge, none of the Company, the Subsidiaries, the Partnerships, and the Joint Ventures is in default with respect to any order of any court, governmental authority, or arbitration board or tribunal.

     6. The execution, delivery, and performance by the Company of any of the provisions of the Agreement, the Notes, the Investment Agreement, or the Warrant, with or without the giving of notice or the passage of time or both, will not violate any provision of law or any regulation or award, judgment, order, injunction, or decree of any arbitrator or court or other governmental body to which the Company or any Subsidiary, Partnership, or Joint Venture is subject, or any provision of the Company's or any Subsidiary's articles of incorporation or bylaws or the organizational documents of any Partnership or Joint Venture, or to our knowledge result in the breach of or constitute a default under any indenture, contract, or other agreement, document, or instrument to which the Company or any Subsidiary, Partnership, or Joint Venture is a party or by which it or any of its Properties are bound or affected, or to our knowledge result in the creation or imposition of any Lien of any nature whatsoever upon the Properties of the Company or any Subsidiary, Partnership, or Joint Venture or cause the Company or any Subsidiary, Partnership, or Joint Venture to lose the benefit of any material right or privilege it presently enjoys or any Person who normally does a material amount of business with the Company or any Subsidiary, Partnership, or Joint Venture to discontinue to do so on the same basis.

     7. No consent, authorization, approval, permit, or order of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by the Company or the offer, issuance, sale, or delivery of the Notes and the Warrant. The offer or sale of neither the Notes nor the Warrant nor the stock issuable pursuant thereto is subject to the provisions of section 5 of the 1933 Act, or to comparable provisions of any applicable state securities laws.

     8. Neither the Company nor any Subsidiary, Partnership, or Joint Venture is a "utility company" or a "holding company" or a "subsidiary company" or an "affiliate" of the foregoing, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. To our knowledge, no determination has been made by the Securities and Exchange Commission that the Company is subject to a controlling influence by any such holding company. Neither the Company nor any Subsidiary, Partnership, or Joint Venture is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     9. Except as provided in the agreements described on Exhibit J to the Agreement, to our knowledge neither the Company nor any Subsidiary, Partnership, or Joint Venture is obligated to purchase any stock, warrants, or other equity interests in any of them or any debt or other security convertible into any of the foregoing.

     10. You shall not be required, solely on account of the transactions contemplated by this Agreement, the Notes, the Warrant, and the Investment Agreement, to do any of the following:

         (i) qualify a foreign corporation or file a designation for service of process or file any reports to any governmental agency of the State of Oklahoma;

         (ii) pay any taxes, fees, charges, under the laws of the State of Oklahoma; or other levies or

         (iii) file any returns in respect of any taxes or other matters described in clause (ii) above.

     The opinions set forth above are qualified in all respects by the following:

     a. We are licensed to practice law in the State of Oklahoma, and accordingly our opinions set forth above are limited in all respect to laws of such state and of United States America.

     b. With respect to the opinion set forth in the second sentence of paragraph 3 above, we note that enforceability of the documents and instruments therein described may be limited by bankruptcy, insolvency, moratorium, and other laws effecting creditors' rights generally and by general equitable principles (whether arising in a proceeding inequity or otherwise), and we have assumed that you have duly authorized, executed, and delivered the Agreement and the Investment Agreement and have accepted delivery of the Initial Note and the Warrant.

     c. In rendering our opinion set forth in paragraph 7 above, we have relied your representations and warranties set forth in Section 1.3 of the Agreement and Section 2.2 of the Investment Agreement.

                                       Very truly yours,


                                       McAFEE & TAFT

                                   EXHIBIT L

                SCHEDULE OF INFORMATION FOR PAYMENT AND NOTICES
                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                         GUARANTEED BENEFIT SUB-ACCOUNT

1. All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, Boston time, to:

          The First National Bank of Boston
          100 Federal Street
          Boston, Massachusetts  02110
          Attention:  Insurance Division
          Account of:  John  Hancock  Mutual Life Insurance
                       Company, GBSA Account
          Account Number:  535-84164
          On Order of:  Alexander Energy Corporation

2. Contemporaneous with the above wire transfer, advice setting forth (1) the full name, interest rate and maturity date of the Notes or other obligations; (2) allocation of payment between principal and interest and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered or mailed to:

          John Hancock Mutual Life Insurance Company
          John Hancock Place
          P.O. Box 111
          Boston, Massachusetts 02117
          Attention:  Securities Administration T-56

3.   All other communications shall be delivered or mailed to:

          John Hancock Mutual Life Insurance Company
          John Hancock Place
          P.O. Box 111
          Boston, Massachusetts  02117
          Attention:   Bond and Corporate Finance Department,
                       T-57

4. All Securities acquired for the Guaranteed Benefit Sub-Account shall be registered in the name of John Hancock Mutual Life Insurance Company.